                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                                       OF
                              PRIMARK CORPORATION
                                       AT
                              $38.00 NET PER SHARE
                                       BY
                        MARQUEE ACQUISITION CORPORATION
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                            THE THOMSON CORPORATION

                             ---------------------

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 12, 2000, UNLESS THE OFFER IS EXTENDED.

                              -------------------

THE OFFER IS BEING MADE PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER DATED AS OF JUNE 5, 2000 (THE "MERGER AGREEMENT") AMONG THE THOMSON CORPORATION ("THOMSON"), MARQUEE ACQUISITION CORPORATION ("PURCHASER") AND PRIMARK CORPORATION (THE "COMPANY").

                             ---------------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT SHALL CONSTITUTE FIFTY ONE PERCENT OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS, OR RIGHTS) (THE "MINIMUM CONDITION") AND (II) ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), AND ANY APPLICABLE ANTITRUST ACTS OF ANY OTHER JURISDICTION, INCLUDING THE UNITED KINGDOM AND THE FEDERAL REPUBLIC OF GERMANY (THE "ANTITRUST ACTS"), HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE
EXPIRATION OF THE OFFER ("THE ANTITRUST CONDITION").   THE OFFER IS ALSO SUBJECT
TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. PLEASE READ SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

                             ---------------------

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN) ARE FAIR TO, AND IN THE BEST INTEREST OF, THE HOLDERS OF SHARES OF COMPANY COMMON STOCK ("SHARES"), AND HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND MERGER, AND HAS RECOMMENDED THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                             ---------------------

                                   IMPORTANT

ANY SHAREHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH SHAREHOLDER'S SHARES SHOULD EITHER (I) COMPLETE AND SIGN THE ACCOMPANYING LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL AND MAIL OR DELIVER IT TOGETHER WITH THE CERTIFICATE(S) EVIDENCING ANY TENDERED SHARES AND ANY OTHER REQUIRED DOCUMENTS, TO THE DEPOSITARY OR TENDER SUCH SHARES PURSUANT TO THE PROCEDURE FOR BOOK-ENTRY TRANSFER SET FORTH IN SECTION 3 OF THIS OFFER OR (II) REQUEST SUCH SHAREHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH SHAREHOLDER. ANY SHAREHOLDER WHOSE SHARES ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH SHAREHOLDER INTENDS TO TENDER SUCH SHARES.

A SHAREHOLDER INTENDING TO TENDER SHARES AND WHOSE CERTIFICATES EVIDENCING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURE FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURE FOR GUARANTEED DELIVERY SET FORTH IN SECTION 3.

QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT OR THE DEALER MANAGER AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY MAY ALSO BE OBTAINED FROM THE INFORMATION AGENT.

                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                           MORGAN STANLEY DEAN WITTER

JUNE 14, 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
SUMMARY OF THE OFFER........................................      1

INTRODUCTION................................................      4
    1.  Terms of the Offer; Expiration Date.................      7
    2.  Acceptance for Payment and Payment for Shares.......      8
    3.  Procedures for Accepting the Offer and Tendering
     Shares.................................................     10
    4.  Withdrawal Rights...................................     12
    5.  Certain Federal Income Tax Consequences.............     13
    6.  Price Range of Shares; Dividends....................     14
    7.  Certain Information Concerning the Company..........     14
    8.  Certain Information Concerning Purchaser and
     Thomson................................................     17
    9.  Financing of the Offer and the Merger...............     18
    10. Background of the Offer; Contacts with the Company;
        the Merger Agreement; the Shareholders Agreement;
        the Change of Control Agreements; the
        Confidentiality Agreement...........................     18
    11. Purpose of the Offer; Plans for the Company After
     the Offer and the Merger...............................     34
    12. Dividends and Distributions.........................     36
    13. Possible Effects of the Offer on the Market for
        Shares, NYSE Listing, PCX Listing, Exchange Act
        Registration and Margin Regulations.................     36
    14. Certain Conditions of the Offer.....................     37
    15. Certain Legal Matters and Regulatory Approvals......     39
    16. Fees and Expenses...................................     41
    17. Miscellaneous.......................................     42

    Schedule I.           Information Concerning Directors and Executive Officers of
                          Thomson and Purchaser

                              SUMMARY OF THE OFFER

    THIS SUMMARY OF THE OFFER HIGHLIGHTS SELECTED INFORMATION FROM THIS OFFER TO PURCHASE, AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO BETTER UNDERSTAND OUR OFFER TO YOU AND FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE OFFER, YOU SHOULD READ THIS ENTIRE OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CAREFULLY. QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT OR THE DEALER MANAGER AT THEIR ADDRESSES AND TELEPHONE NUMBERS LISTED ON THE LAST PAGE OF THIS OFFER TO PURCHASE.

WHO IS OFFERING TO BUY MY SECURITIES?

    - We are Marquee Acquisition Corporation, a newly formed Michigan corporation and an indirect wholly owned subsidiary of The Thomson Corporation ("Thomson"). We have been organized in connection with this offer and have not carried on any activities other than in connection with this offer.

    - Thomson is a corporation incorporated in Ontario, Canada. Thomson (www.thomson.com) is a leading, global e-information and solutions company in the business and professional marketplace. Thomson's Legal & Regulatory group, led by the West Group, is a leading provider of information and software-based solutions to law, tax, accounting, human resources, and other corporate professionals around the world. Thomson Financial provides information services and software-based solutions to the worldwide financial community. Thomson Learning is among the world's largest providers of lifelong learning information, servicing the needs of individuals, learning institutions and corporations. Thomson's Scientific, Reference & Healthcare group provides high-value information and services to researchers and other professionals in the academic, scientific, government and healthcare marketplaces. Thomson's common shares are listed on the Toronto and London Stock Exchanges.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

    - We are offering to purchase all the outstanding and issued shares of common stock, no par value per share, of the Company, as well as the purchase rights that are associated with the common stock. Please see the "Introduction" and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

    - We are offering to pay $38.00 per share, net to you in cash and without interest. Please see "Introduction" and Section 1.

    - If you tender your shares in the offer, you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale of Shares. Please see the "Introduction."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

    - We are not obligated to purchase any shares unless at least 51% of the outstanding shares are validly tendered and not withdrawn prior to the expiration of the offer. Please see Sections 1 and 4.

    - We are not obligated to purchase any shares unless and until the applicable waiting period under the HSR Act and the other applicable antitrust laws in other jurisdictions, including the United Kingdom and the Federal Republic of Germany, have expired or been terminated. Please see Section 15.

    - Please read Sections 1 and 14 of the offer, which set forth in full the conditions to the offer.

DO YOU HAVE ENOUGH FINANCIAL RESOURCES TO MAKE PAYMENT?

    - We will obtain all necessary funds to purchase the shares of the Company's common stock from Thomson or one of Thomson's other subsidiaries. Thomson and its subsidiaries will provide such funds from existing resources. For a more detailed description of the financing of the offer and the merger, see Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    - Because the form of payment consists solely of cash and all of the funding that will be needed has already been arranged, and also because of the lack of any relevant historical information concerning Marquee Acquisition Corporation, we do not think our financial condition is relevant to your decision to tender in the offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    - You will have until at least 12:00 midnight, New York City time, on July 12, 2000 to tender your shares of the Company's common stock. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure that is described in Section 3.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

    - We expressly reserve the right, in our sole discretion, but subject to the terms of the Merger Agreement and applicable law, to extend the period of time during which the offer remains open. We have agreed in the Merger Agreement that we may extend the offer if certain conditions to the offer have not been satisfied. Please see Section 1.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    - If we decide to extend the offer, we will inform ChaseMellon Shareholder Services, L.L.C., the Depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the day after the day on which the offer was previously scheduled to expire. Please see Section 1.

HOW DO I TENDER MY SHARES?

    To tender your shares in the offer, you must:

    - complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your share certificates and any other required documents, to the Depositary;

    - tender your shares pursuant to the procedure for book-entry transfer set forth in Section 3; or

    - if your share certificates are not immediately available or if you cannot deliver your share certificates, and any other required documents, to ChaseMellon, prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    - You may withdraw any previously tendered shares at any time prior to the expiration of the offer, and, unless we have previously accepted them pursuant to the offer, you may also withdraw any tender of shares of the Company common stock at any time after August 12, 2000. Please see Section 4.

HOW DO I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

    - In order to withdraw your tender of shares, you must deliver a written or facsimile notice of withdrawal with the required information to ChaseMellon while you still have the right to withdraw. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. Please see
      Section 4.

WHAT DOES THE COMPANY'S BOARD OF DIRECTORS THINK OF THE OFFER?

    - The Board of Directors of the Company has unanimously determined that the offer and merger are fair to, and in the best interests of, the shareholders of the Company, and has recommended that the shareholders accept the offer.

WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

    - No. If the merger occurs, the Company will no longer be publicly owned. Even if the merger does not occur, if we purchase all the tendered shares, there may be so few remaining shareholders and publicly held shares that the shares may no longer be eligible to be listed on the New York Stock Exchange or other securities markets, there may not be a public trading market for the shares and the Company may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. Please see Section 13.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT
  TENDERED?

    - If we accept for payment and pay for at least 51% of the outstanding shares on a fully diluted basis, we will merge with and into the Company. If the merger occurs, the Company will become a wholly owned subsidiary of Thomson, and each share that remains outstanding (other than any shares held in the treasury of the Company, or owned by Thomson, Marquee Acquisition Corporation or any of their subsidiaries, and any shares held by stockholders seeking appraisal for their shares) will be canceled and converted automatically into the right to receive $38.00 net per share, in cash (or any greater amount per share paid pursuant to the offer).

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    - If you decide not to tender your shares in the offer and the merger occurs, you will receive in the merger the same amount of cash per share as if you would have tendered your shares in the offer.

    - If you decide not to tender your shares in the offer and the merger does not occur, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be listed on the New York Stock Exchange or other securities market, there may not be a public trading market for the shares and the Company may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. Please see Section 13.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    - On June 2, 2000, the last full trading day before we announced our offer, the last reported closing price per share reported on the New York Stock Exchange was $29.00 per share. See Section 7.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

    - You can call Innisfree M&A Incorporated, the Information Agent, at
      (888) 750-5834 or Morgan Stanley & Co. Incorporated, the Dealer Manager, at (212) 761-6051. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of
Primark Corporation:

                                  INTRODUCTION

    Marquee Acquisition Corporation, a Michigan corporation ("Purchaser") and an indirect wholly owned subsidiary of The Thomson Corporation, a corporation organized under the laws of Ontario, Canada ("Thomson"), hereby offers to purchase all the shares of common stock, no par value per share ("Common Stock"), of Primark Corporation, a Michigan corporation (the "Company"), that are issued and outstanding, together with the associated common stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of May 29, 1997, between the Company and BankBoston, N.A., as Rights Agent (the "Rights Agreement"), for $38.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Please read Section 8 for additional information concerning Thomson and Purchaser.

    Tendering shareholders who are record owners of their shares and tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Nonetheless, any tendering shareholder or other payee that fails to complete and sign the Substitute Form W-9, which is included in the Letter of Transmittal, may be subject to a required back-up U.S. federal income tax withholding of 31% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer. See Section 5. Purchaser or Thomson shall pay all charges and expenses of ChaseMellon Shareholder Services, L.L.C. (the "Depositary"), Innisfree M&A Incorporated (the "Information Agent") and Morgan Stanley & Co. Incorporated (the "Dealer Manager") incurred in connection with the Offer. See Section 16.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTEREST OF, THE HOLDERS OF SHARES OF COMPANY COMMON STOCK ("SHARES") AND HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND MERGER, AND HAS RECOMMENDED THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    Deutsche Bank Securities Inc. ("Deutsche Bank") has delivered to the Board of Directors of the Company its opinion to the effect that, as of the date thereof, the consideration to be received by the holders of Shares in connection with the Offer and the Merger is fair to them from a financial point of view. A copy of the written opinion of Deutsche Bank is contained in the Company's Solicitation/ Recommendation Statement on Schedule 14D-9 (the
"Schedule 14D-9"), which has been filed with the Securities and Exchange Commission (the "Commission") and is being mailed to you concurrently herewith. YOU ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY DEUTSCHE BANK.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT SHALL CONSTITUTE 51% OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS, OR RIGHTS) (THE "MINIMUM CONDITION") AND (II) THE EXPIRATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HARD-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), AND ANY APPLICABLE ANTITRUST ACTS OF ANY OTHER JURISDICTION, INCLUDING THE UNITED KINGDOM AND THE

FEDERAL REPUBLIC OF GERMANY (THE "ANTITRUST ACTS"), HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER (THE "ANTITRUST CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. PLEASE READ SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 5, 2000 (the "Merger Agreement"), among Thomson, Purchaser and the Company. The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Michigan Business Corporation Act ("Michigan Law"), Purchaser will be merged with and into the Company (the "Merger"). As a result, the Company will continue as the surviving corporation and will become an indirect wholly owned subsidiary of Thomson. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company and other than Shares held by shareholders who shall have demanded and perfected appraisal rights under Michigan Law, if any) shall be canceled and converted automatically into the right to receive $38.00 in cash, or any higher price that may be paid per Share in the Offer, without interest. Shareholders who demand and fully perfect appraisal rights under Michigan Law will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by Michigan Law. See Section 11. The Merger Agreement is more fully described in Section 10. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5.

    Simultaneously with the execution of the Merger Agreement, Thomson and Purchaser have entered into a Shareholders Agreement with Joseph E. Kasputys, Stephen H. Curran and Michael R. Kargula, the Chief Executive Officer, Chief Financial Officer and General Counsel, respectively, of the Company (the "Shareholders Agreement") pursuant to which Messrs. Kasputys, Curran and Kargula have agreed, among other things, to (i) tender all of the Shares owned by them,
(ii) vote all of the Shares owned by them in favor of the Merger, against any action that would result in a material breach of any covenant, obligation, agreement, representation or warranty of the Company under the Merger Agreement, and against any action, agreement or transaction that would materially delay or impair the ability of the Company to consummate the transactions provided for in the Merger Agreement or any Acquisition Proposal (as defined in the Merger Agreement) and (iii) grant an irrevocable proxy to Thomson and each of its officers to vote and act (by written consent or otherwise) with respect to all of the Shares owned by them at any meeting of the shareholders of the Company or by written consent in lieu of any such meetings with regard to any matter covered in (ii). See Section 10.

    Simultaneously with the execution of the Merger Agreement, Messrs. Kasputys, Curran and Kargula have entered into letter agreements with the Company in which they amend their existing change of control agreements. Pursuant to the terms of these letter agreements, Messrs. Kasputys, Curran and Kargula agree not to terminate their employment as a result of their change in status as officers of a public company prior to the later of the Effective Time of the Merger and January 1, 2001. The agreements also provide that during the term of the agreement and for a period equal to two years in the case of Mr. Kasputys, and one year in the case of Messrs. Curran and Kargula, after the termination or expiration of the individual's employment by the Company, however caused, the individual shall not engage in the Company's business as conducted on June 5, 2000 or as it may be conducted during the course of the individual's employment, or a business competitive with the Company's business; assist any person in conducting a business competitive with the Company's business; or interfere with business relationships between the Company and customers of or suppliers to the Company's business.

    In addition, simultaneous with the execution of the Merger Agreement, various subsidiaries of the Company entered into employment agreements or amendments thereto with certain of the executives employed by such subsidiary. Those employment agreements provide for the continued employment of each such executive and that each such executive, in the event of the termination of employment, for varying periods not compete with the business of the Company as conducted on June 5, 2000 or during the period of such executive's employment with the Company or any of its subsidiaries, assist any person in doing the same or solicit or encourage any employee of the Company or any of its subsidiaries to leave the employment of the Company or any of its subsidiaries. See Section 10.

    The Merger Agreement provides that promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser will be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to the Merger Agreement) multiplied by the percentage that the aggregate number of Shares then beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed, at such time, promptly to take all actions within its power reasonably necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both.

    The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the consummation of the Offer, and, if necessary, the approval and adoption of the Merger Agreement and the Merger by the requisite vote of the shareholders of the Company. For a more detailed description of the conditions to the Merger, please see Section 10. Under the Company's Articles of Incorporation and Michigan Law, the affirmative vote of the holders of at least a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, then Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the affirmative vote of any other shareholder. See Sections 10 and 11.

    Under Michigan Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve and adopt the Merger Agreement and the Merger without the necessity of a vote of the Company's shareholders. In such event, Thomson, Purchaser and the Company have agreed to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective in accordance with Michigan Law as promptly as reasonably practicable after such acquisition, without a meeting of the Company's shareholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares and a vote of the Company's shareholders is required under Michigan Law, a significantly longer period of time will be required to effect the Merger. See Section 11.

    The Company has advised Purchaser that as of June 9, 2000, 20,308,103 Shares were issued and outstanding, 4,905,293 Shares were subject to outstanding stock options and no Shares were held in the treasury of the Company. As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired 12,858,832 Shares. Also, as of such date, Purchaser could cause the Merger to become effective in accordance with Michigan Law, without the necessity of calling a meeting of the Company's shareholders or requiring a vote of the Company's shareholders, if Purchaser acquired 18,277,293 Shares.

    No appraisal rights are available in connection with the Offer; however, shareholders may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's shareholders. See Section 11.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

    1.  TERMS OF THE OFFER; EXPIRATION DATE.

    Upon the terms and subject to the conditions of the Offer (including any terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, on July 12, 2000, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as may be extended by Purchaser, shall expire.

    The Offer is subject to the conditions set forth under Section 14, including the satisfaction of the Minimum Condition and the Antitrust Condition. Subject to the applicable rules and regulations of the Commission and subject to the terms and conditions of the Merger Agreement (which provides that the Minimum Condition may not be waived), Purchaser expressly reserves the right to waive any such condition in whole or in part, in its sole discretion, and also expressly reserves the right to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer; PROVIDED, HOWEVER, that the Purchaser may not decrease the price per Share payable in the Offer, change the form of consideration payable in the Offer, reduce the maximum number of Shares to be purchased in the Offer, impose conditions to the Offer in addition to those set forth in Section 14, modify or amend any condition to the Offer in any manner that is materially adverse to the holders of Shares, or, except as provided in the Merger Agreement or required by any rule, regulation, interpretation or position of the Commission, change the expiration date of the Offer.

    The Merger Agreement provides that Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date, which shall be 20 business days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept for payment Shares, shall not be satisfied or waived, until such condition is satisfied or waived (except that the Minimum Condition may not be waived), provided that no such extension shall extend the offer beyond October 31, 2000, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Commission, or the staff thereof, applicable to the Offer, or (iii) on one or more occasions, extend the Offer for one or more periods, each not to exceed two business days and, in no event, in excess of an aggregate period of 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if, as of such date, all of the conditions to Purchaser's obligations to accept Shares for payment are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer equals 80% or more, but less than 90% of outstanding Shares on a fully diluted basis. The Merger Agreement also provides that, if, on the initial scheduled expiration date of the Offer, the sole condition remaining unsatisfied is the failure of the waiting period under the Antitrust Acts to have expired or been terminated, then Purchaser shall extend the Offer from time to time until the earlier to occur of
(i) December 31, 2000 and (ii) the fifth business day after the expiration or termination of the applicable waiting periods under the Antitrust Acts. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw such shareholder's Shares. See Section 4. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended. Any extension of the Offer may be effected by Purchaser giving oral or written notice of such extension to the Depositary.

    Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the Commission and the terms and conditions of the Offer, Purchaser also expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer).

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period.

    For purposes of the Offer, a "business day" means any day on which the principal offices of the Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    The Company has provided Purchaser with the Company's shareholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company, for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

    2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment all Shares validly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date promptly after the occurrence of the Expiration Date. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. See Sections 1 and 15.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of
(i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer

Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below), in connection with the book-entry transfer and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    On June 12, 2000, Thomson filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the Offer. Accordingly, the statutory waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on June 27, 2000, unless extended by the FTC and the Antitrust Division. The FTC or the Antitrust Division may extend such waiting period by requesting additional information from Thomson with respect to the Offer. If such a request is made, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after substantial compliance with such a request. Thereafter, the waiting period may only be extended by court order or with the consent of Thomson. The waiting period under the HSR Act may be terminated prior to expiration by the FTC and the Antitrust Division. Thomson has requested early termination of the waiting period, although there can be no assurance that this request will be granted.

    Thomson and the Company intend to provide notice of the Merger to the Office of Fair Trading (the "OFT") in the United Kingdom as soon as possible. After an initial review of the plan of merger by the OFT, which may last for several weeks, the Secretary of State for Trade and Industry in the United Kingdom will decide whether or not to refer the merger to the Competition Commission for a full investigation. Reference to the Competition Commission is normally made on competition grounds and the Competition Commission is usually given a period of 3 to 4 months to complete its report, which is then published by the Secretary of State for Trade and Industry approximately one month later. If following reference to the Competition Commission it finds that the merger may operate against the public interest, the Secretary of State for Trade and Industry in the United Kingdom may prohibit its consummation, or order partial divestiture, or may accept other undertakings from the companies concerned.

    The parties intend to notify the proposed merger to the German Federal Cartel Office (the "FCO") as soon as possible. After an initial review of the proposed merger by the FCO, which may last for 1 month, the FCO will decide whether to clear the proposed merger or open a second stage investigation, which may last for a further period of 3 months. If following the investigation, the FCO has found that the proposed merger would create or strengthen a dominant position in Germany, the FCO may take such actions as it deems necessary or desirable in the public interest to prevent the proposed merger from being implemented in respect of the German market.

    Thomson and the Company conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the merger. Thomson and the Company are currently in the process of reviewing whether any such filings or approvals are in fact required. It is possible that one or more of these filings may not be made, or one or more of the approvals that are not required to be obtained prior to the Effective Time, may not be obtained prior to the merger.

    See Section 15 for additional information regarding the Antitrust Acts.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

    In order for a holder of Shares to tender Shares validly pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates evidencing such Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

        (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

    DETERMINATION OF VALIDITY. ALL QUESTIONS AS TO THE FORM OF DOCUMENTS AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHICH DETERMINATION SHALL BE FINAL AND BINDING ON ALL PARTIES. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. NO TENDER OF SHARES WILL BE DEEMED TO HAVE BEEN VALIDLY MADE UNTIL ALL DEFECTS AND IRREGULARITIES HAVE BEEN CURED OR WAIVED. NONE OF PURCHASER, THOMSON OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF

ANY DEFECTS OR IRREGULARITIES IN TENDERS OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to Purchaser that (i) such shareholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

    The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

    APPOINTMENT AS PROXY. By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after June 5, 2000). All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such shareholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

    UNDER THE "BACKUP WITHHOLDING" PROVISIONS OF U.S. FEDERAL INCOME TAX LAW, THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS OF CASH PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN SHAREHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL.

    4.  WITHDRAWAL RIGHTS.

    Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after August 12, 2000. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NONE OF PURCHASER, THOMSON OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE ANY NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

    Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. Notwithstanding the foregoing, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

    5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

    The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of dissenter's rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are not citizens or residents of the United States of America.

    THE TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED HEREIN TO SUCH SHAREHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF OTHER FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

    The receipt of the offer price and the receipt of cash pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of dissenter's rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss. Individual holders generally will be subject to tax on the net amount of such gain at a maximum rate of 20% provided such holder's holding period for the Shares exceeds 12 months. Special rules (and generally lower maximum rates) apply to individuals in lower tax brackets. The deduction of capital losses is subject to certain limitations. Shareholders should consult their own tax advisors in this regard.

    Payments in connection with the Offer or the Merger may be subject to backup withholding at a 31% rate. Backup withholding generally applies if a shareholder
(i) fails to furnish such shareholder's social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such shareholder's correct number and that such shareholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons, including corporations and financial institutions generally, are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each shareholder should consult with such shareholder's own tax advisor as to such shareholder's qualifications for exemption from withholding and the procedure for obtaining such exemption.

    6.  PRICE RANGE OF SHARES; DIVIDENDS.

    The Shares are listed and principally traded on the New York Stock Exchange ("NYSE") and the Pacific Stock Exchange ("PCX"). The following table sets forth, for the quarters indicated, the high and low sales prices per Share on NYSE as reported by the Dow Jones News Service and the amount of cash dividends paid per Share according to published financial sources.

                               SHARE MARKET DATA

                                                                  HIGH             LOW        DIVIDENDS
                                                              -------------   -------------   ---------
1998:
  First Quarter.............................................  43 7/8          38              None
  Second Quarter............................................  44 1/2          30 5/8          None
  Third Quarter.............................................  32              23 3/8          None
  Fourth Quarter............................................  30 5/8          22 1/2          None

1999:
  First Quarter.............................................  27 7/8          18 7/8          None
  Second Quarter............................................  28 7/16         19              None
  Third Quarter.............................................  29 3/16         23              None
  Fourth Quarter............................................  28 15/16        23 3/4          None

2000:
  First Quarter.............................................  27 15/16        19 9/16         None
  Second Quarter (through June 13, 2000)....................  37 1/2          22 1/2          None

    On June 2, 2000, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share, as reported on NYSE, was $29.00. On
June 13, 2000, the last full trading day prior to the commencement of the Offer, the closing price per Share, as reported on the NYSE, was $37 1/4. As of June 12, 2000, the approximate number of holders of record of the Shares was 8,500.

    SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    7.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor Thomson assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Thomson.

    GENERAL. The Company is a Michigan corporation with its principal executive offices located at 1000 Winter Street, Suite 4300N, Waltham, Massachusetts, and its telephone number is (781) 466-6611. The Company was incorporated in Michigan in 1981 and made its initial public offering of common stock, which trades on the NYSE and the PCX under the symbol "PMK" in that same year. The Company's businesses principally consist of the operations of A-T Financial Information, Baseline Financial Services, Inc., Datastream International Limited and affiliates, Disclosure Incorporated, I/B/E/S International, Inc., ICV Limited, Vestek Systems, Inc., WEFA Holdings, Inc. and Worldscope/Disclosure LLC. The Company also has an equity interest in Primark Decision Economics and minority interests in certain other companies conducting business activities related to those of the Company. The Company develops and markets value-added databases that it combines with proprietary analytical software to create a series of products used for the analysis and presentation of financial and economic information. Customers include investment managers and bankers, financial market traders, analysts, commercial bankers, accounting and legal professionals, corporate managers, government officials and reference service providers. The Company's databases are authoritative sources of data and analytics.

    CERTAIN PROJECTED FINANCIAL DATA OF THE COMPANY. Prior to entering into the Merger Agreement, Thomson conducted a due diligence review of the Company and in connection with such review received certain projections of the Company's future operating performance (the "Projections"). The Company does not, in the ordinary course, publicly disclose projections and the Projections were not prepared with a view to public disclosure. The Company has advised Thomson and Purchaser that the Projections were prepared by the Company's management based on numerous assumptions including, among others, projections of revenues, operating income, benefits and other expenses, depreciation and amortization, capital expenditure and working capital requirements. No assurances can be given with respect to any such assumptions. The Projections do not give effect to the Offer or the potential combined operations of Thomson and the Company or any alterations Thomson may make to the Company's operations or strategy after the consummation of the Offer. The information set forth below is presented for the limited purpose of giving the shareholders access to the material financial projections prepared by the Company's management that were made available to Thomson and Purchaser in connection with the Merger Agreement and the Offer.

                              PRIMARK CORPORATION
                       PROJECTED FINANCIAL PERFORMANCE(*)

DESCRIPTION                                     FY 2000    FY 2001    FY 2002    FY 2003     FY 2004
-----------                                     --------   --------   --------   --------   ---------
Total Revenue.................................  546,938    640,369    747,311    870,892    1,024,318
Cost of Sales--Direct.........................  102,775    111,172    129,752    155,891      190,842
EBITDA........................................  104,134    145,082    175,024    204,710      239,943
Operating Income..............................   33,445     68,483     94,092    119,157      148,979
Net Income after taxes........................   16,164     24,818     44,886     62,429       81,903

------------------------

(*) All amounts in thousands of US$. The Projections were compiled as of January 1, 2000 and assumed the sale of 45% of the equity interest in Yankee Group Research, Inc. Subsequently, on June 1, 2000, the entire equity interest in the Yankee Group was sold. The Projections were not updated.

    CERTAIN MATTERS DISCUSSED HEREIN, INCLUDING, BUT NOT LIMITED TO THE PROJECTIONS, CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. FORWARD-LOOKING STATEMENTS INCLUDE THE INFORMATION SET FORTH ABOVE UNDER "CERTAIN PROJECTED FINANCIAL DATA OF THE COMPANY". WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS WERE NOT PREPARED BY THE COMPANY IN THE ORDINARY COURSE AND ARE BASED UPON A VARIETY OF ESTIMATES AND HYPOTHETICAL ASSUMPTIONS THAT MAY NOT BE ACCURATE, MAY NOT BE REALIZED, AND ARE ALSO INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, EACH OF WHICH IS DIFFICULT TO PREDICT, AND ARE, IN MOST INSTANCES, BEYOND THE CONTROL OF THE COMPANY. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT ANY OF THE PROJECTIONS WILL BE REALIZED AND THE ACTUAL RESULTS FOR THE YEARS ENDING DECEMBER 31, 2000 TO 2004 MAY VARY MATERIALLY FROM THOSE SHOWN ABOVE.

    The Projections were not prepared in accordance with generally accepted accounting principles, and neither the Company's nor Thomson's independent accountants have examined or compiled any of the Projections or expressed any conclusion or provided any other form of assurance with respect to these projections and accordingly assume no responsibility for these projections. These projections were prepared with a limited degree of precision, and were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown above. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION EITHER BY THOMSON, PURCHASER OR THE COMPANY OR ANY OTHER PERSON THAT THE PROJECTED RESULTS WILL BE ACHIEVED. THE PROJECTIONS SHOULD BE READ IN CONJUNCTION WITH THE HISTORICAL FINANCIAL INFORMATION OF THE COMPANY INCLUDED ABOVE. NONE OF THOMSON, PURCHASER, THE COMPANY, OR ANY OTHER PERSON ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE FOREGOING PROJECTIONS. FORWARD-LOOKING STATEMENTS ALSO INCLUDE THOSE PRECEDED BY, FOLLOWED BY OR THAT INCLUDE THE WORDS "BELIEVES", "EXPECTS", "ANTICIPATES" OR SIMILAR EXPRESSIONS.

    AVAILABLE INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13(th) Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission. The phone number of the Commission is (202) 942-8088.

    8.  CERTAIN INFORMATION CONCERNING PURCHASER AND THOMSON.

    GENERAL. Purchaser is a newly incorporated Michigan corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at Metro Center, One Station Place, Stamford, Connecticut, and its telephone number is (203) 969-8700. Purchaser is an indirect wholly owned subsidiary of Thomson.

    Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

    Thomson is a corporation organized under the laws of Ontario, Canada. Its principal offices are located at Suite 2706, Toronto Dominion Bank Tower,
P.O. Box 24, Toronto Dominion Centre, Toronto, Ontario, M5K 1A1, Canada. Thomson (www.thomson.com) is a leading, global e-information and solutions company in the business and professional marketplace. Thomson's Legal & Regulatory group, led by the West Group, is a leading provider of information and software-based solutions to law, tax, accounting, human resources, and other corporate professionals around the world. Thomson Financial provides information services and software-based solutions to the worldwide financial community. Thomson Learning is among the world's largest providers of lifelong learning information, servicing the needs of individuals, learning institutions and corporations. Thomson's Scientific, Reference & Healthcare group provides high-value information and services to researchers and other professionals in the academic, scientific, government and healthcare marketplaces. The Corporation's common shares are listed on the Toronto and London Stock Exchanges.

    The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Thomson and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Thomson, Purchaser or, to the best knowledge of such corporations, any of the persons listed on
Schedule I to the Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

    Except as described in this Offer to Purchase, (i) none of Purchaser, Thomson nor, to the best knowledge of Purchaser and Thomson, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Purchaser, Thomson or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of Purchaser, Thomson nor, to the best knowledge of Purchaser and Thomson, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days. Please see Section 10 for a description of the Merger Agreement and the Shareholders Agreement.

    Except as provided in the Merger Agreement and the Shareholders Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Thomson nor, to the best knowledge of Purchaser and Thomson, any of the persons listed in Schedule I to this Offer to Purchase, has any agreement, arrangement, understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, since January 1, 1998, neither Purchaser nor Thomson nor, to the best knowledge of Purchaser and Thomson, any of the persons listed on Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1998, there have been no negotiations, transactions or material contacts between any of Purchaser, Thomson, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Thomson, any of the persons listed in the Schedule to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company's securities, an election of the Company's directors or a sale or other transfer of a material amount of assets of the Company.

    9.  FINANCING OF THE OFFER AND THE MERGER.

    The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $1.09 billion. Purchaser will obtain all of such funds from Thomson or its affiliates. Thomson and its affiliates will provide such funds from existing resources.

    10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT; THE SHAREHOLDERS AGREEMENT; THE CHANGE OF CONTROL AGREEMENTS; THE CONFIDENTIALITY AGREEMENT.

    In the second half of February 2000, Patrick J. Tierney, President and Chief Executive Officer of Thomson Financial, a division of Thomson ("Thomson Financial") called Joseph E. Kasputys, the Company's Chairman, President and Chief Executive Officer to request a meeting to discuss how Thomson Financial and the Company might work together. Messrs. Tierney and Kasputys agreed to schedule a meeting for March 20, 2000.

    On March 20, 2000, Messrs. Kasputys and Richard Harrington, Thomson's President and Chief Executive Officer met to discuss developments in the financial information industry and the operations of the Company and Thomson. Mr. Harrington raised the possible acquisition of the Company by Thomson, indicating that the two companies' respective financial information businesses were very complementary and that Thomson Financial was extremely interested in the Company's strong management team and capable staff.

    Following discussions with Morgan Stanley & Co. Incorporated and Compass Partners International, LLC, Thomson's financial advisors, and its legal counsel, on March 22, 2000, Mr. Harrington sent Mr. Kasputys the following letter:

                              [THOMSON LETTERHEAD]

       March 22, 2000

      Mr. Joseph E. Kasputys
       Chairman, President and Chief Executive Officer
       Primark Corporation
       1000 Winter Street, Suite 4300N
       Waltham, MA 02451-1241
       Dear Joe:

           I enjoyed having lunch with you on Monday. I very much appreciated your description of the history of Primark Corporation and its transformation into an information company. You and your team should be proud of your accomplishments in that regard. As promised, I am sending this letter to you to provide certain specifics regarding the matters that we discussed.

           The Thomson Corporation proposes to acquire Primark through a negotiated tender offer/merger transaction in which Primark's shareholders would receive no less than $31.00 in cash for each share of outstanding common stock. Our current proposal is based on a review of public information and our assessment of the benefits of combining our organizations. Thomson may be prepared to offer value of up to an additional 10%. Any increase above $31 per share will be a function of our findings during due diligence and our ability to reach agreement on a transaction in an accelerated fashion.

           We believe that our proposal represents an excellent opportunity to maximize value for your shareholders. At our proposed price, which represents a premium of over 50% to current trading levels, we believe that Primark's stockholders would enthusiastically support a transaction.

           As I know you are aware, The Thomson Corporation, with 1999 revenues of $6.6 billion, is a global e-information and solutions company in the business and professional marketplace. We hold leading positions in the legal and regulatory, financial, scientific, reference, healthcare, learning and corporate training, information sectors. Thomson has, as does Primark, an enviable reputation for the quality of its products and services. Thomson's senior management team has been studying the benefits of a combination with Primark for some time. We strongly believe the complementary aspects of our products, product capabilities and technologies would be a terrific strategic fit. In addition, our financial ability to enhance such technologies would enable the combined operation to compete more effectively in the global marketplace. For these reasons, a combination of Primark with the Thomson Financial business has become of great interest to our management and the Thomson Board of Directors.

           At Thomson, we believe that people are the core value of our business, and that we provide a stimulating and satisfying environment for all levels of our staff. In this regard, we recognize the importance of Primark's management and employees. We fully intend to sustain an environment which continues to motivate and reward its people as we invest in growing the business.

           We envision that should you agree to move forward, we would be in a position to swiftly complete confirmatory due diligence and negotiate a mutually acceptable definitive merger agreement on appropriate and customary terms and conditions. Obviously, given our financial strength and resources, consummation of a transaction would not be contingent on obtaining financing, and Morgan Stanley and Compass Partners, our financial advisors, concur.

           We hope that you will view this proposal as we do--a unique opportunity for Primark's shareholders to realize full value for their shares in a transaction that can be quickly consummated. Attached please find a Confidentiality Agreement that we would propose to have executed prior to commencement of a due diligence review, and a schedule of the limited due diligence we would need to perform prior to entering into a definitive agreement. We are prepared to meet with you and your advisors to answer any questions that you may have about our proposal and to proceed expeditiously to negotiate a merger agreement with you. We are prepared to provide to you, and meet to review as soon as appropriate, our proposed form of definitive agreements.

           My purpose in sending this letter is to provide you with more information about our proposal and to express our sincere desire to work together with you to reach agreement on a consensual basis. We would expect that you will not publicly disclose this proposal, other than to discuss it with your Board of Directors and advisors. Consequently, this proposal will be null and void upon any public disclosure of this proposal. We seek to move quickly on our proposal and would like to hear back from you as soon as possible. Accordingly, unless we hear back from you before then, we will contact you on Monday, March 27, to discuss your Board's response to our proposal.

      Regards,
       /s/ Richard J. Harrington
       Richard J. Harrington
       RJH/kmr

    On March 31, 2000, Mr. Kasputys sent Mr. Harrington the following letter:

                              [PRIMARK LETTERHEAD]

       March 31, 2000

      Mr. Richard J. Harrington
       President and Chief Executive Officer
       The Thomson Corporation
       Metro Center @ One Station Place
       Stamford, CT 06902
       Dear Richard:

           This will respond to your letter to me of March 22, 2000. I have shared your letter with my fellow directors and we have concluded that it is not in the best interests of Primark or its shareholders to pursue the matters set forth therein.

      Sincerely,
       /s/ Joseph E. Kasputys
       Joseph E. Kasputys
       cc:  Primark Board of Directors

    On April 3, 2000, Thomson's management team requested additional information from the Company in order to analyse whether a higher offer would be justified. As a result of Thomson's request for additional information, the Company and Thomson entered into a confidentiality agreement, dated as of April 4, 2000. A few days later, Mr. Kasputys and Mr. Tierney met at the Company's executive offices in Waltham, Massachusetts to discuss the Company's business.

    On April 8, 2000, Mr. Kasputys, Stephen H. Curran, the Company's Chief Financial Officer, Michael R. Kargula, the Company's General Counsel, and certain members of the Company's financial staff met with Mr. Tierney, James Schroeder, Thomson's Vice President for Tax, Sharon Rowlands, Chief Operating Officer of Thomson Financial, and Raymond Fagan, Chief Financial Officer of Thomson Financial at the Company's executive offices in Waltham, Massachusetts to discuss the Company's business.

    Following this meeting, Mr. Tierney called Mr. Kasputys to request certain additional information to assist Thomson in its valuation of the Company.

    On May 8, 2000, Mr. Harrington called Mr. Kasputys to inform him that Thomson would be making a revised proposal shortly after Thomson's scheduled board meeting on May 18, 2000. Mr. Harrington again stated this intention to Mr. Kasputys on May 11, 2000.

    On May 18, 2000, Mr. Tierney made a presentation to the Board of Directors of Thomson concerning a possible acquisition of the Company. The Thomson Board authorized the executive officers of Thomson and Thomson Financial to pursue an acquisition of the Company.

    On May 22, 2000, Mr. Harrington sent the following letter to Mr. Kasputys:

                              [THOMSON LETTERHEAD]

       May 22, 2000

      Mr. Joseph E. Kasputys
       Chairman, President and Chief Executive Officer
       Primark Corporation
       1000 Winter Street, Suite 4300N
       Waltham, MA 02451-1241
       Dear Joe:

           As indicated in our previous discussions, a combination of Primark (the "Company") with the Thomson Financial business continues to be of great interest to The Thomson Corporation ("Thomson"). My Board and I wish to reemphasize the seriousness of our proposal and our desire to move these discussions forward.

           As you will recall, during our initial lunch meeting on March 20, 2000, I presented an offer of not less than $31 in cash for each outstanding common share of Primark. This offer was based on public information and our assessment of the benefits of combining our organizations. After further consideration and reflection on our discussions, we shared with you a written proposal dated March 22, 2000 which indicated Thomson's willingness to offer value of up to an additional 10% depending on our findings during due diligence.

           Since that time, we have incorporated the additional information that you have provided to us and further enhanced our understanding of Primark's transformation. In an effort to advance our discussions and consummate a transaction with Primark, we are prepared to revise our proposal.

           After reviewing the additional information and further studying the strategic benefits of a combination, Thomson proposed to acquire Primark through a negotiated tender offer/merger transaction in which Primark's shareholders would receive $36.50 per share in cash for each outstanding share of common stock. We believe that our proposal represents an excellent opportunity to maximize value for your shareholders and represents a full and fair price. The offer represents a premium of over 80% to the "unaffected" trading level when we first met to discuss a possible business combination on March 20, 2000. The offer represents a premium of almost 50% to current trading levels and a premium of over 25% to the last twelve months high price. We are confident that Primark's Board of Directors and shareholders will enthusiastically support a transaction at this level.

           To consummate a transaction, we believe we could complete due diligence in five business days. (We have attached our original schedule of the limited due diligence which we would require.) We are prepared to negotiate concurrently a mutually acceptable definitive merger agreement on customary terms and conditions. Given our financial strength and resources, consummation of a transaction would not be contingent on obtaining financing, and Morgan Stanley and Compass Partners, our financial advisors, concur. This transaction has been fully considered by my senior management team and has the support of my Board of Directors.

           I would like to reiterate that at Thomson, we believe that people are the core value of our business, and that we provide a satisfying working environment for all levels of our staff. In this regard, we recognize the importance of Primark's management and employees and would seek to ensure that key people are retained. In this regard, it should be one of our first priorities to identify key managers and employees that we want to retain, and address specific plans to do so. We fully intend to sustain an environment within Primark that continues to motivate and reward its people as we invest in growing the business.

           Joe, as we discussed, we would be pleased for you to assume the position of Non-executive Chairman of Thomson Financial working with Pat and his management team to drive the consolidated business forward.

           I hope the seriousness with which I am treating this matter is conveyed by this letter, our recent conversations, and the increased offer of $36.50 per share in cash. As a result, we seek to move quickly on our proposal, and we expect that you will share this letter with your Board of Directors and that it will be given the attention it deserves.

           We believe that you will view this proposal as we do--a unique opportunity for Primark's shareholders to realize full value for their shares in a transaction that can be quickly consummated. As noted in my previous letter, we would expect that you will not disclose this proposal, other than to discuss it with your Board of Directors and advisors. Consequently, this proposal will be null and void upon any public disclosure of this letter or offer. We look forward to hearing back from you by Tuesday, May 30, 2000.

      Regards,
       /s/ Richard J. Harrington
       Richard J. Harrington
       RJH/kmr
       Attachment

    Later on May 22, Mr. Kasputys called Mr. Harrington to indicate that the Company would consider a proposal if Thomson was willing to increase its offer to $38.00 per Share. Mr. Harrington informed Mr. Kasputys that Thomson would consider acquiring the Company at $38.00 per Share in cash, if Thomson was satisfied with the results of its due diligence review and the parties were able to negotiate a mutually acceptable definitive merger agreement.

    On May 24, 2000, Messrs. Kasputys and Kargula met with Messrs. Harrington, Tierney, Robert D. Daleo, Thomson's Chief Financial Officer, and Michael S. Harris, Thomson's General Counsel, at Thomson's executive offices in Stamford, Connecticut. At this meeting, the parties discussed issues relating to personnel and the timing of Thomson's due diligence review of the Company.

    Also on May 24, 2000, outside legal counsel for Thomson delivered a draft of the Merger Agreement to the Company's outside legal counsel. From May 24, 2000 through June 4, 2000, the parties, together with their respective outside legal counsel, conducted negotiations with respect to the Merger Agreement, the Shareholders Agreement, the employment agreements for certain key employees of the Company, and agreements relating to certain change of control agreements between the Company and certain of its executive officers.

    In addition, on May 24, 2000, representatives of Thomson commenced due diligence at the Company's offices in Waltham, Massachusetts. Subsequently, employees of Thomson Financial and representatives of its outside legal counsel and independent auditors joined the due diligence review, which continued through June 4, 2000.

    On June 5, 2000, Thomson, Purchaser and the Company executed and delivered the Merger Agreement and issued a press release announcing the execution of the Merger Agreement and the transactions contemplated thereby. On June 14, 2000, the Purchaser commenced the Offer.

THE MERGER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND HAS BEEN FILED AS AN EXHIBIT TO THE TENDER OFFER STATEMENT ON SCHEDULE TO (THE "SCHEDULE TO") FILED WITH THE COMMISSION BY PURCHASER AND THOMSON IN CONNECTION WITH THE OFFER. THE MERGER AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN
SECTION 7 OR DOWNLOADED FOR FREE AT WWW.SEC.GOV. DEFINED TERMS USED HEREIN AND NOT DEFINED HEREIN SHALL HAVE THE RESPECTIVE MEANINGS ASSIGNED TO THOSE TERMS IN THE MERGER AGREEMENT.

    THE OFFER. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable and, in any event within ten business days, after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 14 hereof. Purchaser and Thomson have agreed that no change in the Offer may be made that decreases the price per Share payable in the Offer, changes the form of the consideration payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to those set forth in
Section 14, or modifies or amends any condition to the Offer in any manner that is materially adverse to the holders of Shares, or, except as provided in the Merger Agreement or required by any rule, regulation, interpretation or position of the Commission, extends the expiration date of the Offer.

    THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Michigan law, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and will become a wholly owned subsidiary of Thomson. Upon consummation of the Merger, each issued and then outstanding Share (other than any Shares held in the treasury of the Company, or owned by Purchaser, Thomson or any direct or indirect wholly owned subsidiary of Thomson or of the Company and any Shares that are held by shareholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Michigan Law) shall be canceled and converted automatically into the right to receive the Merger Consideration.

    Pursuant to the Merger Agreement, each Share issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, no par value per share, of the Surviving Corporation.

    The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. Subject to the Merger Agreement at the Effective Time, the Articles of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation of the Surviving Corporation; provided, however, that, at the Effective Time, Article I of the Articles of Incorporation of the Surviving

Corporation shall be amended to read as follows: "The name of the corporation is Primark Corporation". Subject to the Merger Agreement, at the Effective Time, the By-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation.

    SHAREHOLDERS' MEETING. Pursuant to the Merger Agreement, the Company, acting through its Board, shall, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold an annual or special meeting of its shareholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger (the "Shareholders' Meeting"). If Purchaser acquires at least a majority of the outstanding Shares, Purchaser shall have sufficient voting power to approve the Merger, even if no other shareholder votes in favor of the Merger.

    PROXY STATEMENT. The Merger Agreement provides that the Company shall, if approval of the Company's shareholders is required by applicable law to consummate the Merger, promptly following consummation of the Offer, file with the Commission under the Exchange Act, and use its reasonable best efforts to have cleared by the Commission, a proxy statement and related proxy materials (the "Proxy Statement") with respect to the Shareholders' Meeting and shall cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares at the earliest practicable time. The Company has agreed to include in the Proxy Statement, and, subject to the terms of the Merger Agreement, not subsequently withdraw or modify in any manner adverse to Purchaser or Thomson, the unanimous recommendation of the Board that the shareholders of the Company approve and adopt the Merger Agreement and the Merger and take all actions reasonably necessary to obtain such approval and adoption. Thomson and Purchaser have agreed to cause all Shares then owned by them and their subsidiaries to be voted in favor of approval and adoption of the Merger Agreement and the Merger. The Merger Agreement provides that, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, Thomson, Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective, in accordance with Michigan Law, as promptly as reasonably practicable after such acquisition, without a meeting of the Company's shareholders.

    CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, between the date of the Merger Agreement and the Effective Time, unless Thomson shall otherwise agree in writing, the businesses of the Company and its subsidiaries (the "Subsidiaries" and, individually, a "Subsidiary") will be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. The Merger Agreement provides that except as contemplated therein, neither the Company nor any Subsidiary shall, between the date of the Merger Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following, without the prior written consent of Thomson, which consent will not be unreasonably withheld: (a) amend or otherwise change its Articles of Incorporation or By-laws or equivalent organizational documents; (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of a maximum of 4,933,628 Shares issuable pursuant to options outstanding on the date of the Merger Agreement) or (ii) any material assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice; (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that a direct or indirect wholly owned subsidiary may declare and pay a dividend or make advance to its parent or the Company; (d) reclassify, combine, split, subdivide or redeem or purchase or otherwise acquire, directly or indirectly, any of its capital stock; (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets, other than pending acquisition or minority investments, in each case publicly announced prior to the date of the Merger Agreement,
(ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice, (iii) authorize, or make any commitment with respect to (A) any capital expenditures in excess of $4,000,000 in the aggregate per month, (B) any single capital expenditure which is in excess of $500,000 or (C) any single capital project that as reasonably likely to cost $2,000,000 or more in the aggregate for the Company and the Subsidiaries taken as a whole, make or direct to be made any capital investments or equity investments in any entity, other than investments in any wholly owned Subsidiary in excess of $500,000 for a single transaction and $1,000,000 in the aggregate, or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing matters; (f) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any Subsidiary who are not directors or officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or of any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures; (h) make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability, except in the ordinary course of business or a manner consistent with past practice; (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the 1999 Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice; (j) amend, modify or consent to the termination of any Company Material Contract, or amend, waive, modify or consent to the termination of the Company's or any Subsidiary's rights thereunder, other than in the ordinary course of business and consistent with past practice;
(k) commence or settle any material litigation, suit, claim, action, proceeding or investigation; or (l) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

    COMPANY BOARD REPRESENTATION. The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence), multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions within its power reasonably necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both. The Merger Agreement also provides that, at such times, the Company shall use its reasonable best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of (i) each committee of the Board,
(ii) each board of directors of each Subsidiary, and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the Effective

Time, the Company has agreed to use its reasonable best efforts to ensure that at least two members of the Board (in addition to the Company's Chief Executive Officer) and each committee of the Board and such boards and committees of the Subsidiaries, as of the date of the Merger Agreement, who are not employees of the Company shall remain members of the Board and of such boards and committees.

    The Merger Agreement provides that, following the election or appointment of Purchaser's designees in accordance with the immediately preceding paragraph and prior to the Effective Time, any amendment of the Merger Agreement or the Articles of Incorporation or By-laws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Thomson or Purchaser, or waiver of any of the Company's rights thereunder, shall require the concurrence of a majority of those directors of the Company then in office who were directors of the Company on June 5, 2000 or designees of such directors.

    ACCESS TO INFORMATION. Pursuant to the Merger Agreement, until the Effective Time, to the extent permitted by applicable law, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Thomson and Purchaser complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Thomson and Purchaser with such financial, operating and other data and information as Thomson or Purchaser, through its officers, employees or agents, may reasonably request, Thomson and Purchaser have agreed to keep such information confidential, except in certain circumstances.

    NO SOLICITATION OF TRANSACTIONS. The Company has agreed that neither it nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal (as defined in the Merger Agreement) including a Superior Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any person, any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, or facilitate, any Acquisition Proposal, except that the Company may take any actions listed in (ii) if (A) the Board determines in good faith after having received advice from outside legal counsel that such action is required by the fiduciary duties of the Board under applicable law, (B) the Board determines in good faith that the Acquisition Proposal constitutes, or may be reasonably expected to lead to, a Superior Proposal, and (C) after giving prior written notice to Thomson and Purchaser and entering into a customary confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement.

    A "Superior Proposal" means any bona fide written proposal, not solicited, initiated or encouraged in violation of the foregoing made by a third person to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all the equity securities of the Company entitled to vote generally in the election of directors or all or substantially all of the assets of the Company, if and only if, the Board reasonably determines (after consultation with its financial advisor and outside counsel) (i) that the proposed transaction would be more favorable from a financial point of view to its shareholders than the Offer and the Merger and the Transactions taking into account at the time of determination any changes to the terms of the Merger Agreement that as of that time had been proposed by Thomson, and (ii) that the person or entity making such Superior Proposal is capable of consummating such Acquisition Proposal (based upon, among other things, the availability of financing and the degree of certainty of obtaining financing, the expectation of obtaining required regulatory approvals and the identity and background of such person).

    The Company has also agreed that neither the Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify in a manner adverse to Thomson or Purchaser, the approval or recommendation by the Board or any such committee of the Merger Agreement, the Offer, the Merger or any other Transaction. Notwithstanding the foregoing, in the event that, prior to the time of acceptance for payment of Shares pursuant to the Offer, in connection with an Acquisition Proposal, the Board determines in good faith (x) after having received advice from outside legal counsel that such action is required by the fiduciary duties of the Board under applicable law and (y) that the Acquisition Proposal constitutes a Superior Proposal, the Board may withdraw or modify its approval or recommendation of the Offer and the Merger.

    The Company has agreed to, and will direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal. The Company has also agreed to promptly advise Thomson orally and in writing, of (i) any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request and (ii) any changes in any such Acquisition Proposal or request.

    Nothing contained in the section of the Merger Agreement relating to the non-solicitation of transactions by the Company shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders, if the Board determines in good faith, after having received advice from outside legal counsel, that such action is required under applicable law; provided, however, that neither the Company nor the Board nor any committee thereof shall, except as permitted by the section in the Merger Agreement relating to the non-solicitation of transactions by the Company, withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the Offer, the Merger or any other Transaction or shall approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, including a Superior Proposal.

    Except as required by the Board's fiduciary duties under applicable law after having received advice from outside legal counsel, the Company has agreed not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

    EMPLOYEE STOCK OPTIONS. The Merger Agreement also provides that, effective as of the Effective Time, the Company shall take all necessary action, including obtaining the consent of the individual option holders, if necessary, to
(i) terminate the Company's stock option plans and (ii) cancel, at the Effective Time, each outstanding option to purchase shares of Company Common Stock granted under the company stock option plans (each, a "Company Stock Option") that is outstanding and unexercised as of such date. Each holder of a Company Stock Option that is outstanding and unexercised at the Effective Time, whether or not then exercisable or vested, will be entitled to receive from the Surviving Corporation immediately after the Effective Time, in exchange for the cancellation of such Company Stock Option, an amount in cash equal to the excess, if any, of (x) the Per Share Amount over (y) the per share exercise price of such Company Stock Option, multiplied by the number of shares of Company Common Stock subject to such Company Stock Option as of the Effective Time.

    DIRECTORS' AND OFFICERS' INDEMNIFICATION INSURANCE. The Merger Agreement further provides that the By-laws of the Surviving Corporation will contain provisions no less favorable with respect to indemnification than are set forth in Article VII of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

    Thomson shall cause the Surviving Corporation, to the fullest extent permitted under applicable law, to indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (i) arising out of or pertaining to the Transactions or
(ii) otherwise with respect to any acts
or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's Articles of Incorporation or By-laws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after June 5, 2000. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) and subject to the specific terms of any indemnification contract, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and
(iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and provided further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm (plus local counsel, if applicable) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm.

    The Merger Agreement also provides that the Surviving Corporation shall maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (which premiums the Company has represented to Thomson and Purchaser to be $215,000 per annum in the aggregate).

    Thomson, Purchaser and the Company have also agreed that in the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Thomson's option, Thomson, shall assume the foregoing indemnification obligations.

    FURTHER ACTION; REASONABLE BEST EFFORTS. The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto shall
(i) make promptly its respective filings, and thereafter make any other required submissions, under the Antitrust Acts and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to inform or consult with any trade unions, works councils, employee representatives or any other representative body as required, and to fulfill the conditions to the Offer and the Merger; provided that neither the Company, Purchaser nor Thomson will be required to take any action, including entering into a consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets of any of the Purchaser, Thomson, Company or any of their respective subsidiaries or
(B) limits Thomson's freedom of action with respect to, or its ability to retain, the Company and the Subsidiaries or any portion thereof or any of Thomson's or its affiliates' other assets or businesses. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement are required to use their reasonable best efforts to take all such action.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to the absence of certain changes or events concerning the Company's business, compliance with law, absence of litigation, employee benefit plans, labor matters, property and leases, intellectual property, environmental matters, taxes, amendment to the Rights Agreement, material contracts, insurance and brokers.

    CONDITIONS TO THE MERGER. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following conditions: (a) if and to the extent required by Michigan law, the Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote of the shareholders of the Company; (b) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the Antitrust Acts shall have expired or been terminated; (c) the UK Office of Fair Trading shall have indicated in terms satisfactory to Thomson and Purchaser in their reasonable discretion that it is not the intention of the Secretary for Trade and Industry to refer the Transactions, or any matter arising therefrom, to the Competition Commission;
(d) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Thomson or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions; and (e) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

    TERMINATION. The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the Merger by the shareholders of the Company, (a) by mutual written consent of each of Thomson, Purchaser and the Company duly authorized by the Boards of Directors of Thomson, Purchaser and the Company; or (b) by either Thomson, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before December 31, 2000; provided, however, that the right to terminate the Merger Agreement under (b)(i) will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date, or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; or (c) by Thomson if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Section 14 hereto, Purchaser shall have (A) failed to commence the Offer within 10 business days following the date of the Merger Agreement or (B) terminated the Offer or the Offer shall have expired without having accepted any Shares for payment thereunder, unless such action or inaction under (A) or (B) shall have been caused by or resulted from the failure of Thomson or Purchaser to perform, in any material respect, any of their material covenants or agreements contained in the Merger Agreement, or the material breach by Thomson or Purchaser of any of their material representations or warranties contained in the Merger Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Thomson its approval or recommendation of the Merger Agreement, the Offer, the Merger or any other transaction contemplated thereby, or shall have recommended or approved any Acquisition Proposal, or shall have resolved to do any of the foregoing; or
(d) by the Company if Purchaser shall have (A) failed to commence the Offer within 10 business days following the date of the Merger Agreement or
(B) terminated the Offer or the Offer shall have expired without Purchaser having accepted any Shares for payment thereunder, unless such action or inaction under (A) or (B) shall have been caused by or resulted from the failure of the Company to perform, in any material respect, any of its material covenants or agreements contained in the Merger Agreement or the material breach by the Company of any of its material representations or warranties contained in the Merger Agreement.

    EFFECT OF TERMINATION. In the event of the termination of the Merger Agreement, the Merger Agreement shall become void, and there shall be no liability on the part of any party thereto, except (i) as set forth below under the section entitled "Fees" and (ii) nothing in the Merger Agreement shall relieve any party from liability for any fraudulent or willful breach thereof prior to the date of such termination. The Confidentiality Agreement shall survive any termination of the Merger Agreement.

    FEES. The Merger Agreement provides that in the event that (i) any person (including, without limitation, the Company or any affiliate thereof), other than Thomson or any affiliate of Thomson, shall have become the beneficial owner of more than 15% of the then-outstanding Shares, and the Merger Agreement shall have been terminated pursuant to the provisions described above in clause (b)(i), (c) or (d) of the Section titled "Termination"; or (ii) any person shall have commenced, publicly proposed or communicated to the Company an Acquisition Proposal that is publicly disclosed and (A) the Offer shall have remained open for at least 20 business days, (B) the Minimum Condition shall not have been satisfied, and (C) the Merger Agreement shall have been terminated pursuant to the termination provision described above; or (iii) the Merger Agreement is terminated pursuant to (x) the provisions described above in
(c)(ii) of the Section titled "Termination" or (y) to the provisions described above in (c)(i) or (d) of the Section titled "Termination," to the extent that the failure to commence, the termination or the failure to accept any Shares for payment, as set forth in the provisions described above in (c)(i) or (d) of the Section titled "Termination," as the case may be, will relate to the failure of the Company to perform, in any material respect, any of its material covenants or agreements contained in the Merger Agreement or the material breach by the Company of any of its material representations or warranties contained in the Merger Agreement; or (iv) the Company enters into an agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, in each case within 12 months after the termination of the Merger Agreement pursuant to the provisions described above in (c) or (d) of the Section titled "Termination," and the Company shall not theretofore have been required to pay the Fee to Thomson pursuant to the provisions described above in (a)(i), (a)(ii) or
(a)(iii) of the Section titled "Termination"; then, in any such event, the Company shall pay Thomson promptly (but in no event later than one business day after the first of such events shall have occurred) a fee of $42,000,000, which amount shall be payable in immediately available funds. Notwithstanding the foregoing, the Company shall not be required to pay Thomson the Fee if this Agreement is terminated pursuant to the provisions described above in the Section titled "Termination" if the failure to consummate the Offer is the result of the failure of the conditions set forth in clause (ii) of the introductory paragraph or clause (a) or (b) of the conditions set forth in
Section 14 of the Offer to Purchase. In addition, notwithstanding the foregoing, the Company shall be required to pay to Thomson only $11,000,000 of the Fee in the event this Agreement is terminated due to the occurrence of any event in clause (f) of the conditions set forth in Section 14 of the Offer to Purchase; provided, that if the Company consummates a transaction that would be an Acquisition Proposal within 12 months of the date of such Termination, the Company shall pay to Thomson the balance of the Fee.

THE SHAREHOLDERS AGREEMENT

    The following is a summary of certain provisions of the Shareholders Agreement, dated as of June 5, 2000 among Thomson, Purchaser, Joseph E. Kasputys, the Chairman, President and Chief Executive Officer of the Company, Stephen H. Curran, Executive Vice President and Chief Financial Officer of the Company, and Michael R. Kargula, Executive Vice President, General Counsel and Secretary of the Company (the "Shareholders Agreement").

    TENDER OF SHARES. Each of Messrs. Kasputys, Curran and Kargula (the "Shareholders") have agreed to tender all of their respective Shares in the Offer, and not to withdraw such Shares from the Offer unless the Offer is terminated.

    VOTING AGREEMENT. Each of the Shareholders further agreed that from June 5, 2000 until the termination of the Merger Agreement, at any meeting of the shareholders of the Company, however called, and in any action by consent of the shareholders of the Company, such Shareholder will vote such Shareholder's Shares (i) in favor of the approval and adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and otherwise in such manner as may be necessary to consummate the Merger;
(ii) except as otherwise agreed to in writing by Thomson, against any action, proposal, agreement or transaction that would result in a material breach of any covenant, obligation, agreement, representation or warranty of the Company under the Merger Agreement (whether or not theretofore terminated) or of the Shareholder contained in the Shareholders Agreement; and (iii) against any action, agreement or transaction that would materially delay or impair the ability of the Company to consummate the transactions provided for in the Merger Agreement or any Acquisition Proposal (as defined in the Merger Agreement).

    IRREVOCABLE PROXY. Pursuant to the Shareholder Agreements, each of the Shareholders irrevocably appointed Thomson and each of its officers as such Shareholder's attorney, agent and proxy, with full power of substitution, to vote and otherwise act (by written consent or otherwise) with respect to such Shareholder's Shares at any meeting of shareholders of the Company or by written consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in the paragraph above.

    Pursuant to the Shareholders Agreement, each Shareholder agreed to revoke all other proxies and powers of attorney with respect to such Shareholder's Shares, and agreed that no subsequent proxy or power of attorney will be given or written consent executed (and if given or executed, shall not be effective) by any Shareholder with respect thereto.

    NO DISPOSITION OR ENCUMBRANCE OF SHARES. Each of the Shareholders further agreed that, except as contemplated by the Shareholders Agreement, such Shareholder will not (i) sell, transfer, tender, pledge, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any voting trust, enter into any voting agreement, or create or permit to exist any liens of any nature whatsoever with respect to, any of such Shareholder's Shares other than the making of bona fide gifts of Shares in an aggregate amount of not more than 10,000 Shares per Shareholder, (ii) other than as contemplated by the Shareholders Agreement, take any action that would make any representation or warranty of such Shareholder untrue or incorrect in any material respect or have the effect of preventing or disabling such Shareholder from performing such Shareholder's material obligations or (iii) directly or indirectly, initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing.

    NO SOLICITATION OF TRANSACTIONS. Subject to each of the Shareholder's fiduciary duties and obligations as an officer or director of the Company, each Shareholder agreed that between June 5, 2000 and the date of termination of the Merger Agreement, such Shareholder will not, directly or indirectly, solicit, initiate, facilitate, including by furnishing any information to any person, or encourage the submission of any Acquisition Proposal or any proposal that may reasonably be expected to lead to, an Acquisition Proposal.

    TERMINATION. Each Shareholder's obligation under the Shareholders Agreement to tender, and not withdraw, their Shares pursuant to the Offer will terminate on the expiration date of the Offer. The remaining provisions of the Shareholders Agreement will terminate, and no party will have any rights or obligations under and the Shareholders Agreement shall become null and void and have no further effect upon the earlier of (i) the effective time of the Merger and (ii) the termination of the Merger Agreement.

THE CHANGE OF CONTROL AGREEMENTS

    The purchase of Shares pursuant to the Offer and/or consummation of the Merger will constitute a "change of control" of the Company for purposes of employment and severance agreements the Company has entered into with Joseph E. Kasputys, the Chairman, President and Chief Executive Officer of the Company, Stephen H. Curran, Executive Vice President and Chief Financial Officer of the Company, Michael R. Kargula, Executive Vice President, General Counsel and Secretary of the Company, and certain other key employees, including other officers of the Company. If Messrs. Kasputys, Curran, Kargula are terminated by the Company without "cause" (as defined in each relevant agreement), or choose to terminate their employment for "good reason" (as defined in each relevant agreement), at any time within three years of the change of control, then such officers will receive a lump sum payment, equal to three times the average of the aggregate annual salary, bonus, and benefits (other than stock option gains and certain specified bonuses and benefits) included in the gross income of such officer during the five years preceding the Effective Time of the Merger. If the other key employees are terminated by the Company without "cause," or choose to terminate their employment for "good reason," at any time within a designated period following a change of control, then such employees will receive, generally, a lump sum payment equal to a multiple of the average of the aggregate annual compensation included in the gross income of such employee during the five years preceding the change of control (or such shorter period of employment).

    OFFICERS' LETTER AGREEMENTS. Messrs. Kasputys, Curran and Kargula have entered into letter agreements with the Company, in connection with the Offer and the Merger, in which they amend the change of control agreements that are described above. Pursuant to the terms of these letter agreements, Messrs. Kasputys, Curran and Kargula agree not to terminate their employment as a result of their change in status as officers of a public company prior to the later of the Effective Time of the Merger and January 1, 2001.
Messrs. Kasputys, Curran and Kargula further agree that the change of control agreement, as amended by the letter agreement, will be the sole document governing the payment of severance in connection with the termination of each of their employment with the Company and that, accordingly, they will not be entitled to any severance payments under any other agreement, plan, policy or arrangement.

    Upon a termination of Messrs. Kasputys, Curran or Kargula's employment by the Company without cause or a resignation by Messrs. Kasputys, Curran or Kargula for good reason during the period ending on the later of the Effective Time of the Merger and January 1, 2001, or if Messrs. Kasputys, Curran or Kargula remain continuously employed by the Company through the end of the period ending in the later of the Effective Time of the Merger and January 1, 2001, Messrs. Kasputys, Curran or Kargula are entitled to severance benefits described in their change of control agreements, as modified in the letter agreement. Specifically, the letter agreements provide that "annual compensation" for purposes of each of the change of control agreements of Messrs. Kasputys, Curran and Kargula means the annual salary, bonus and benefits (other than stock option gains) paid, respectively, to each executive and includable in his gross income.

    The agreements also provide that during the term of the agreement and for a period equal to two years in the case of Mr. Kasputys, and one year in the case of Messrs. Curran and Kargula, after the termination or expiration of the individual's employment by the Company, however caused, (the "Restricted Period"), the individual shall not engage in the Company's business as conducted on June 5, 2000 or as it may be conducted during the course of the individual's employment, or a business competitive with the Company's business; assist any person in conducting a business competitive with the Company

Business; or interfere with business relationships between the Company and customers of or suppliers to the Company Business.

    Messrs. Kasputys, Curran and Kargula each agreed that during and after the Restricted Period, they shall keep secret and retain in strictest confidence all confidential information relating to the Company business and shall not disclose it to anyone outside of the Company and its affiliates, either during or after employment by the Company or any of its affiliates, except (i) as required in the course of performing their duties under the employment agreements or
(ii) with the Company's express written consent, or (iii) pursuant to legal process.

    Messrs. Kasputys, Kargula and Curran each also agreed that during the Restricted Period and so long as he is employed by the Company, he shall not, directly or indirectly, hire, solicit or encourage any employee other than his assistants to leave the employment of the Company or any of its affiliates or hire any such employee who has left the employment of the Company or any of its affiliates within one year of the termination of such employee's employment with the Company or any of its affiliates except for Messrs. Kasputys, Kargula, Curran and their assistants.

    RETIREMENT BENEFITS. Under the terms of Mr. Kasputys' employment agreement with the Company, upon his retirement he will receive annual retirement compensation for life in an amount that will equal 55% of his salary (not including bonus) during his final year prior to retirement. In addition, Mr. Kasputys' spouse will be entitled to certain benefits in the event
Mr. Kasputys predeceases his spouse. Thomson has guaranteed the Company's obligation relating to Mr. Kasputys' retirement benefits.

    In addition, the Company's Board of Directors recognized the long tenure and extraordinary services provided to the Company by Messrs. Curran and Kargula by providing that, upon their termination of employment, they will be deemed to be retired under the Company's Supplemental Death Benefit and Retirement Income Plan. Under that plan, each of Messrs. Curran and Kargula will receive an annual cash retirement payment from the Company equal to 20% of their respective final annual salary for each of the first ten years following such officer's attainment of age 62.

    OTHER EMPLOYMENT AGREEMENTS. In connection with the transactions contemplated by the Merger Agreement, nine key employees of subsidiaries of the Company have entered into employment agreements, effective as of the Effective Time of the Merger, in each case with the Company subsidiary by which they are currently employed. Pursuant to these employment agreements, each of these individuals will continue to be employed by their respective employers in comparable positions and performing comparable duties to those previously held or performed, such employment to commence at the Effective Time of the Merger and to continue for a period ending on the eighteen month anniversary of the Effective Time, unless earlier terminated in accordance with the terms of their respective agreements. These agreements generally provide that the employees will be entitled to receive at least the same salary and bonus and comparable benefits to those that each was entitled to receive before the Effective Time. In addition, in each case, if the employee remains employed by the subsidiary at the end of the eighteen-month term, the employee receives a special bonus paid in a lump sum on the expiration of the eighteen-month term equal to one-half of the employee's annual salary then in effect. In addition, in the event that an employee's employment is terminated without Cause (as defined in the agreement), an employee terminates his employment for good reason or upon the expiration of the term of the agreement, unless the employer has previously offered to renew the employment agreement on commercially reasonable terms, and at least equal to the terms in these new agreements, then the employee will also receive a continuation of his or her annual salary for the twelve months following the termination of employment, certain insurance benefits for the twelve-month period, and any earned and unpaid deferred compensation and/or long-term incentive plan payments.

    Four other key employees of a United Kingdom subsidiary of the Company entered agreements with that subsidiary that provide for the payment of certain lump sum bonuses if still employed by the subsidiary eighteen months after the Effective Time and, in two cases, provide for the establishment of a long-term incentive plan.

CONFIDENTIALITY AGREEMENT

    The following is a summary of certain provisions of the Confidentiality Agreement, dated April 4, 2000, between the Company and Thomson (the "Confidentiality Agreement"). This summary is qualified in its entirety by reference to the Confidentiality Agreement, which is incorporated herein by reference, and a copy of which has been filed with the Commission as an exhibit to the Schedule TO. The Confidentiality Agreement may be examined and copies may be obtained at the places set forth in Section 7.

    Pursuant to the terms of the Confidentiality Agreement, the Company agreed to provide Thomson certain non-public confidential and proprietary information concerning the Company, Thomson on behalf of itself and any of its affiliates that received any of the confidential information, agreed among other things:
(1) to keep the confidential information confidential, (2) not to use the confidential information for any purpose other than to evaluate a possible acquisition transaction with the Company, and (3) that neither Thomson nor any of its affiliates would in any manner, directly or indirectly, except with the prior written consent of the Board of Directors of the Company, for a period of one year after the date of the Confidentiality Agreement or until the occurence of a significant event (as defined below) whichever comes first, (a) acquire or offer or agree to acquire by purchase or otherwise, any securities (or direct or indirect rights or options to acquire any securities) of the Company in open market (i.e., trading exchange) transactions (subject to an exception for passive investments to be mutually agreed upon by the parties after the execution of the Confidentiality Agreement), or seek by any action not permitted under the Confidentiality Agreement to influence or control the management or policies of the Company, or (b) publicly propose to (i) acquire or offer or agree to acquire any securities (or direct or indirect rights or options to acquire any securities) or assets of the Company or (ii) influence or control the management or policies of the Company, or (c) directly or indirectly, publicly present, or publicly propose to present, to the shareholders of the Company any proposal or offer for a merger, tender or exchange offer or other form of business combination involving the Company, or effect, publicly propose to effect, or cause to occur any of the foregoing, that previously has not been approved in writing by the Board of Directors of the Company, or (d) directly or indirectly, solicit, or propose (whether publicly or otherwise) to solicit, proxies or consents to vote or become a participant in any "election contest" with respect to the Company (as such terms are used in Rule 14a-1 and Rule 14a-11 of Regulation 14A under the Exchange Act). A "significant event" means (i) the acquisition by a person or group of 15% or more of the Company's voting securities, (ii) the announcement or commencement of a tender or exchange for 15% or more of the Company's voting securities, or (iii) the Company entering into or seeking to enter into any merger, sale or business combination that would result in the Company's Common Stock being converted into cash or any person or group owning 35% or more of the Company's Common Stock.

    11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER.

    PURPOSE OF THE OFFER. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is for Thomson to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Thomson to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Thomson.

    Under Michigan Law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously determined that each of the Offer and the Merger is fair to, and in the best interests of, the holders of Shares, has approved and adopted the Merger Agreement and the Merger (such approval and adoption having been made in accordance with Michigan
Law) and has recommended that shareholders accept the Offer and tender their Shares pursuant to the Offer. Unless the Merger is consummated pursuant to the short-form merger provisions under Michigan Law as described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of at least a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other shareholder.

    In the Merger Agreement, the Company has agreed to duly call, give notice of, convene and hold an annual or special meeting of its shareholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger, if such action is required by Michigan Law. Thomson and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the approval and adoption of the Merger Agreement and the Merger.

    The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. See Section 10. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

    SHORT-FORM MERGER. Under Michigan Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's shareholders. In such event, Thomson, Purchaser and the Company have agreed in the Merger Agreement to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of the Company's shareholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's shareholders is required under Michigan Law, a significantly longer period of time would be required to effect the Merger.

    APPRAISAL RIGHTS. Thomson and the Purchaser do not believe that appraisal rights are available in connection with the Offer. Notwithstanding the foregoing, if the Merger is consummated, shareholders who have not tendered their Shares may have certain rights under Michigan Law to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Shareholders who perfect such rights by complying with the procedures set forth in Sections 450.1761 to 450.1774 of the Michigan Business Corporation Act will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Michigan Circuit Court and will be entitled to receive a cash payment equal to such fair value for the Surviving Corporation. In addition, such dissenting shareholders may be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares.

    Thomson does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any shareholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Thomson intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the Merger Consideration. In this regard, shareholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including Deutsche Bank's) are not necessarily opinions as to "fair value" under Michigan law.

    The foregoing summary of the rights of dissenting shareholders under Michigan Law does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any dissenters' rights under Michigan Law. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of Michigan Law.

    GOING PRIVATE TRANSACTIONS. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that

Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to consummation of the transaction.

    PLANS FOR THE COMPANY. It is expected that following the Merger, Thomson will continue to evaluate the business and operations of the Company and will take such actions as it deems appropriate under circumstances then existing. Thomson will continue to seek additional information about the Company and employ consultants to aid it in its evaluation during the pendency of the Offer and after consummation of the Offer. Thereafter, Thomson intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Thomson's businesses, including, but not limited to, aligning the Company's businesses with the businesses within Thomson Financial. It is expected that the business and operations of the Company would form an important part of Thomson's future business plans.

    12. DIVIDENDS AND DISTRIBUTIONS.

    The Merger Agreement provides that the Company shall not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Thomson, which consent will not be unreasonably withheld, (a) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of any class of capital stock of the Company or any subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any subsidiaries (except for the issuance of a maximum of 4,933,628 Shares issuable pursuant to options outstanding on June 5, 2000 under the Company stock option plans), or (ii) any material assets of the Company or any subsidiaries, except in the ordinary course of business consistent with past practice; (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock except that a wholly owned Subsidiary may declare and pay a dividend or make an advance to its Thomson or the Company or (c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock. See
Section 10.

    13. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR SHARES, NYSE LISTING, PCX LISTING, EXCHANGE ACT REGISTRATION, MARGIN REGULATIONS.

    POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

    Thomson intends to cause the delisting of the Shares by the NYSE and the PCX following consummation of the Offer.

    NYSE LISTING. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. According to NYSE's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 600,000, or the number of holders of Shares falls below 400 or the number of holders of shares falls below 1,200 and the average monthly trading volume (for most recent 12 months) is less than 100,000 shares. If, as a result of the purchase of Shares pursuant to the Offer, the Merger, the Merger Agreement or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing, the listing of the Shares will be discontinued. In such event, the market for the Shares would be adversely affected. In the event the Shares were no longer eligible for listing on the NYSE, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

    PCX LISTING. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the PCX. The Shares will no longer be eligible to be included for listing if, among other things, either the number of Shares publicly held falls below 300,000 or the market value falls below $500,000, or the number of public beneficial holders falls below 250. If, as a result of the purchase of Shares pursuant to the Offer, the Merger, the Merger Agreement or otherwise, the Shares no longer meet the requirements of the PCX for continued listing, the listing of the Shares will be discontinued. In such event, the market for the Shares would be adversely affected. In the event the Shares were no longer eligible for listing on the PCX, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for NYSE reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

    MARGIN REGULATIONS. The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

    14. CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if (i) immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied,
(ii) any applicable waiting period under the HSR Act, the antitrust laws in the Federal Republic of Germany and the United Kingdom and in the other countries where a merger filing was necessary shall not have expired or been terminated prior to the expiration of the Offer, or
(iii) at any time on or after June 5, 2000 and prior to the expiration of the Offer, any of the following conditions shall exist:

        (a) there shall have been instituted, threatened or be pending any action before any governmental authority (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any Shares by Thomson, Purchaser or any other affiliate of Thomson, or the purchase of Shares pursuant to any Shareholder Agreement, or the consummation of any other transaction contemplated by the Merger Agreement ("Transaction"), or seeking to obtain material damages in connection with any Transaction; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Thomson or any of their subsidiaries of all or any of the business or assets of the Company, Thomson or any of their subsidiaries that is material to either Thomson and its subsidiaries or the Company and the Subsidiaries, in either case, taken as a whole, or to compel the Company, Thomson or any of their subsidiaries, as a result of the Transactions, to dispose of or to hold separate all or any portion of the business or assets of the Company, Thomson or any of their subsidiaries that is material to either Thomson and its subsidiaries or the Company and the Subsidiaries, in each case, taken as a whole;
    (iii) seeking to impose or confirm any limitation on the ability of Thomson, Purchaser or any other affiliate of Thomson to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's shareholders, including, without limitation, the approval and adoption of this Agreement and the Transactions; (iv) seeking to require divestiture by Thomson, Purchaser or any other affiliate of Thomson of any Shares; or (v) which otherwise would prevent or materially delay consummation of the Offer or the Merger or would have a Material Adverse Effect (as defined in the Merger Agreement);

        (b) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to
    (i) Thomson, the Company or any subsidiary or affiliate of Thomson or the Company or (ii) any Transaction, by any United States or non-United States legislative body or governmental authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act and in the other countries where a merger filing was necessary or advisable, to the Offer, the Shareholders Agreement or the Merger, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

        (c) any Material Adverse Effect shall have occurred;

        (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the Pacific Exchange, Inc. (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada, (iii) any limitation (whether or not mandatory) by any government or governmental authority, on the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or Canada or (v) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

        (e) (i) it shall have been publicly disclosed, or Purchaser shall have otherwise learned, that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
    Act) of 15% or more of the then-outstanding Shares has been acquired by any person, other than Thomson or any of its affiliates, or (ii) (A) the Board, or any committee thereof, shall have withdrawn or modified, in a manner adverse to Thomson or Purchaser, the approval or recommendation of the Offer, the Merger, or the Agreement, or approved or recommended any Acquisition Proposal (as defined in the Merger Agreement) other than the Offer or the Merger or (B) the Board, or any committee thereof, shall have resolved to do any of the foregoing;

        (f) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and accurate (without giving effect to any qualification as to "materiality" or "Material Adverse Effect" set forth therein) as of the date of consummation of the Offer as though made on or as of such date or the Company shall have breached or failed to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed of complied with by it except, in each case, (A) those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time which need only be true and accurate as of such date or with respect to such period or (B) where the failure of such representations and warranties to be true and correct, or the failure to perform or comply with such obligations, agreements or covenants, would not, individually or in the aggregate, have a Material Adverse Effect; or

        (g) the Agreement shall have been terminated in accordance with its terms,

which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Thomson or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

    The foregoing conditions are for the sole benefit of Purchaser and Thomson and may be asserted by Purchaser or Thomson regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Thomson in whole or in part at any time and from time to time in their sole discretion. The failure by Thomson or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

    15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

    GENERAL. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Thomson and discussions between representatives of Thomson with representatives of the Company during Thomson's investigation of the Company, neither Purchaser nor Thomson is aware of (i) any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (ii) except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental authority which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Thomson or that certain parts of the businesses of the Company, Purchaser or Thomson might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14 for certain conditions of the Offer.

    STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Michigan. In general, Section 450.1780 of Michigan Law prevents an "interested shareholder" (generally a person who owns or has the right to acquire 10% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Michigan corporation for a period of five years following the date such person became an interested shareholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested shareholder became an interested shareholder. On June 4, 2000, prior to the execution of the Merger Agreement, the Board by unanimous vote of all directors present at a meeting held on such date, approved the Merger Agreement, determined that each of the Offer and the Merger is fair to, and in the best interest of, the shareholders of the Company. Accordingly, Section 450.1780 is inapplicable to the Offer and the Merger.

    A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In EDGAR V. MITE CORPORATION, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS CORPORATION V. DYNAMICS CORPORATION OF AMERICA, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

    The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer are subject to such requirements. See Section 2.

    Pursuant to the HSR Act, on June 12, 2000, Thomson filed a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Thomson. Accordingly, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on June 27, 2000, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Thomson has requested early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Thomson with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request. Thereafter, the waiting period could be extended only by court order or with the consent of Thomson. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer shall be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 2 and Section 14.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Thomson, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Thomson relating to the businesses in which Thomson, the Company and their respective subsidiaries are engaged, Thomson and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

    The parties intend to provide notice of their plan and intent to merge to the Office of Fair Trading in the United Kingdom (the "OFT") as soon as possible. After an initial review of the plan of merger by the OFT, which may last for several weeks, the Secretary of State for Trade and Industry in the United Kingdom will decide whether or not to refer the merger to the Competition Commission for a full investigation. Reference to the Competition Commission is usually made on competition grounds and the Competition Commission is usually given a period of 3 to 4 months to complete its report, which is then published by the Secretary of State for Trade and Industry approximately one month later. If following reference to the Competition Commission it finds that the merger may operate against the public interest, the Secretary of State for Trade and Industry in the United Kingdom may prohibit its consummation, or order partial divestiture, or may accept other undertakings from the companies concerned.

    The parties intend to notify the proposed merger to the German Federal Cartel Office (the "FCO") as soon as possible. After an initial review of the proposed merger by the FCO, which may last for 1 month, the FCO will decide whether to clear the proposed merger or open a second stage investigation, which may last for a further period of 3 months. If following the investigation, the FCO has found that the proposed merger would create or strengthen a dominant position in Germany, the FCO may take such actions as it deems necessary or desirable in the public interest to prevent the proposed merger from being implemented in respect of the German market.

    Thomson and the Company conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the merger. Thomson and the Company are currently in the process of reviewing whether filings or approvals may be required or desirable in these jurisdictions which may be material to Thomson and the Company and its subsidiaries. It is possible that one or more of these filings may not be made, or one or more of these approvals, which are not as a matter of practice required to be obtained prior to effectiveness of a merger transaction, may not be obtained, prior to the merger.

    16. FEES AND EXPENSES.

    Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

    Morgan Stanley & Co. Incorporated is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Thomson and Purchaser in connection with the acquisition of the Company. Thomson has agreed to pay Morgan Stanley & Co. Incorporated reasonable and customary compensation for such services. Thomson has also agreed to reimburse Morgan Stanley & Co. Incorporated for all reasonable out-of-pocket expenses incurred by Morgan Stanley & Co. Incorporated, including the reasonable fees and expenses of legal counsel and to indemnify Morgan Stanley & Co. Incorporated against liabilities under the federal securities laws.

    Purchaser and Thomson have retained Innisfree M&A Incorporated, as the Information Agent, and ChaseMellon Shareholder Services, L.L.C., as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, Innisfree M&A Incorporated will be paid a fee of $15,000 for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

    17. MISCELLANEOUS.

    The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Thomson and Purchaser have filed with the Commission the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

                                        MARQUEE ACQUISITION CORPORATION

Dated:  June 14, 2000

                                                                      SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                       OFFICERS OF THOMSON AND PURCHASER

    1. DIRECTORS AND EXECUTIVE OFFICERS OF THOMSON. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Thomson. Except for Alan M. Lewis, who is a citizen of Canada, Great Britain and South Africa, David J. Hulland, Martin B. Jones and Stuart Garner who are citizens of Great Britain and Richard J. Harrington, Brian Hall, Patrick Tierney, Ronald Schlosser, Michael Harris, Steven Denning, Vance Opperman, David Shaffer, Robert Daleo, Robert Christie, Theron Hoffman, John Kechejian and Janey Loyd who are citizens of the United States, each such person is a citizen of Canada. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Thomson.

                                                                 PRESENT PRINCIPAL OCCUPATION OR
                                                               EMPLOYMENT; MATERIAL POSITIONS HELD
                 NAME, AGE AND                                    DURING THE PAST FIVE YEARS AND
            CURRENT BUSINESS ADDRESS                                BUSINESS ADDRESSES THEREOF
------------------------------------------------   ------------------------------------------------------------
Kenneth R. Thomson, 76                             Chairman of Thomson since July 1978. Director of Thomson
The Woodbridge Company Limited                     since July 1976. Chairman of The Woodbridge Company Limited
65 Queen Street West                               ("Woodbridge"), 65 Queen Street West, Toronto, Ontario M5H
Toronto, Ontario M5H 2M8                           2M8, Canada, since March 1979. Director of Woodbridge since
Canada                                             August 1956.

John A. Tory, 69                                   Deputy Chairman of Thomson from February 1978 to December
The Woodbridge Company Limited                     31, 1997. Director of Thomson since February 1978. Director
65 Queen Street West                               of Abitibi Consolidated, Inc., 207 Queens Quay West,
Toronto, Ontario M5H 2M8                           Toronto, Ontario M5J 2P5, Canada, since September 1965.
Canada                                             Director of Rogers Communications Inc., 40 King Street West,
                                                   Toronto, Ontario M5H 3Y2, Canada, since December 1979.
                                                   Director, Sun Life Insurance Company of Canada, 150 King
                                                   Street West, Toronto, Ontario M5H 1J9, Canada, from December
                                                   1971 to 1994. Director of Woodbridge, 65 Queen Street West,
                                                   Toronto, Ontario M5H 2M8, Canada, since October 1967.
                                                   President of Woodbridge from March 1979 to 1998. Director of
                                                   Hudson's Bay Company, 401 Bay Street, Toronto, Ontario M5H
                                                   2Y4, Canada, since May 1979. Deputy Chairman and Director of
                                                   Markborough Properties Inc., One Dundas Street West, Suite
                                                   2800, Toronto, Ontario M5G 2J2, since September 1989.
                                                   Director of The Thomson Corporation PLC, First Floor, the
                                                   Quandrangle, 180 Wardour Street, W1A 4YG, England, since
                                                   December 1977. Director of the Royal Bank of Canada, Royal
                                                   Bank Plaza, 9(th) Floor, South Tower, Toronto, Ontario M5J
                                                   2J5 from 1971 to 2000.

                                                                 PRESENT PRINCIPAL OCCUPATION OR
                                                               EMPLOYMENT; MATERIAL POSITIONS HELD
                 NAME, AGE AND                                    DURING THE PAST FIVE YEARS AND
            CURRENT BUSINESS ADDRESS                                BUSINESS ADDRESSES THEREOF
------------------------------------------------   ------------------------------------------------------------
Ronald D. Barbaro, 68                              Director of Thomson since May 1993. Director, Clairvest
Ontario Lottery and Gaming Corporation             Group Inc., Suite 1700, 22 St. Clair Avenue East, Toronto,
4120 Yonge Street, Suite 420                       Ontario M4V 2S3, Canada, from September 1994 to 1998.
Toronto, Ontario M2P 2158                          Director of Equifax Canada, 7171 Jean Talon East, Anjou,
Canada                                             Quebec H1M 3N2, Canada, since June 1997. Director of
                                                   ChoicePoint, Inc., 1000 Alderman Drive, Alpharetta, Georgia
                                                   30005, since July 1997. Director of Prudential of America
                                                   Life Insurance Company of Canada ("PALI"), c/o Prudential of
                                                   America Insurance Co. (Canada), 200 Consilium Place,
                                                   Scarborough, Ontario M1H 3E6, Canada, since January 1991.
                                                   Chairman of PALI from 1992 to January 1997. President of
                                                   Prudential Insurance Company of America, Inc., 260 Madison
                                                   Avenue, Second Floor, New York, New York 10116, from 1990 to
                                                   1993. President of Worldwide Operations Prudential Insurance
                                                   Company of America-Canada, from 1985 to 1990. Director of
                                                   Equifax Inc., 1600 Peachtree Street, N.W., Atlanta, Georgia
                                                   30309, from April 1992 to July 1997. Director, Canbra Foods
                                                   Ltd., P.O. Box 99, 2415 2nd Avenue "A" North, Lethbridge,
                                                   Alberta, T1J 3Y4, Canada, since July 1988; interim-Chairman since March 1996; Chairman since March 1997. Director,
                                                   Consoltex Group Inc., 8555 TransCanada Highway, Ville Saint-
                                                   Laurent, Quebec H4S 1Z6, Canada, since May 1997. Director,
                                                   Flow International Corporation, 2300-64th Avenue South,
                                                   Kent, Washington 98032, since 1995. Chairman, Natraceuticals
                                                   Inc., 8290 Woodbine Avenue, Markham, Ontario L3R 9W9,
                                                   Canada, since February 1997. Director, Signature Security
                                                   Group Inc., 26-28 Market Street, Sydney, NSW, Australia,
                                                   since March 1997. Director, VoxCom Incorporated,
                                                   #102,4209-99 Street, Edmonton, Alberta T6E 5V7, Canada,
                                                   since December 1996. Director, O'Donnell Investment
                                                   Management Corporation, 4100 Yonge Street, Suite 601,
                                                   Toronto, Ontario M2P 2B5, Canada, since April 1997.

W. Geoffrey Beattie, 40                            Deputy Chairman of Thomson since May 18, 2000. Director of
The Woodbridge Company Limited                     Thomson since May 1998. President of Woodbridge since 1998.
65 Queen Street West                               From 1990 to 1998, attorney (partner from 1993) at Torys
Toronto, Ontario M5H 2M8                           (formerly Tory, Tory, DesLauriers & Binnington). Director of
Canada                                             Playdium Entertainment Corporation since 1996. Director of
                                                   The Bioscience Corp. since 1996. Director of Genesis Organic
                                                   Inc. since 1996. Director of National Ballet of Canada since
                                                   1996.

                                                                 PRESENT PRINCIPAL OCCUPATION OR
                                                               EMPLOYMENT; MATERIAL POSITIONS HELD
                 NAME, AGE AND                                    DURING THE PAST FIVE YEARS AND
            CURRENT BUSINESS ADDRESS                                BUSINESS ADDRESSES THEREOF
------------------------------------------------   ------------------------------------------------------------
V. Maureen Kempston Darkes, 51                     Director of Thomson since May 1996. Chairman and General
General Motors of Canada Limited                   Manager, General Motors of Canada Limited ("GMCL"),
1908 Colonel Sam Drive                             1908 Colonel Sam Drive, Oshawa, Ontario L1H 8T7. Director of
Oshawa, Ontario L1H8T7                             CAMI Automotive Inc., P.O. Box 1005, 300 Ingersoll Street,
Canada                                             Ingersoll, Ontario N5C 4A6, Canada. Director of the
                                                   Education Quality and Accountability Office (Ontario
                                                   Government), 2 Carlton Street, Suite 1200, Toronto, Ontario
                                                   M5B 2M9. Director of GMCL since August 1991. Vice President of GMCL from August 1991 to July 1994. Director, CN Rail,
                                                   935 de la Gauchetiere Street West, Montreal, Quebec, Canada
                                                   since March 1995. Director of Noranda, Inc., 181 Bay Street,
                                                   Suite 4100, 755 BCE Place, Toronto, Ontario M5J 2T3, Canada
                                                   since January 1998.

Steven A. Denning, 51                              Director of Thomson since January, 2000. Mr. Denning is
General Atlantic Partners                          currently a Managing Partner of General Atlantic Partners, a
Pickwick Plaza                                     private investment company. Prior to joining General
Greenwich, CT 06830                                Atlantic, Mr. Denning was a consultant with McKinsey & Co.
USA                                                Mr. Denning is also a director of Exult, Inc. and GT
                                                   Interactive Software Corporation. Member, Board of Trustees,
                                                   of Georgia Tech. Director of New York Nature Conservancy.
                                                   Director of Cancer Research Institute. Director of National
                                                   Parks & Conservation Association. Director of Stanford
                                                   Graduate School of Business Advisory Council. Director of
                                                   Xchanging. Director of Metapath Software Int'l. Director of
                                                   Eclipsys Corporation. Director of Talus Solutions. Director
                                                   of EXE Technologies.

John F. Fraser, 69                                 Director of Thomson since June 1989. Chairman of Air Canada,
Air Canada                                         355 Portage Avenue, Room 500, Winnipeg, Manitoba R3B 2C3,
Suite 500                                          Canada since August 1996. Director of Air Canada since 1989.
355 Portgage Avenue                                Vice Chairman of Russel Metals, Inc. ("Russel"), 1900
Winnipeg, Manitoba R3B 2C3                         Minnesota Court, Suite 210, Mississauga, Ontario L5N 3C9
Canada                                             Canada, from May, 1995 to May 1997. Chairman of Russel from
                                                   May 1992 to May 1995. Chairman and Chief Executive Officer
                                                   of Russel from May 1991 to May 1992. President and Chief
                                                   Executive Officer of Russel from May 1978 to May 1991.
                                                   Director, Bank of Montreal, First Bank Tower, First Canadian
                                                   Place, Toronto, Ontario M5X1A1, Canada, since January 1985.
                                                   Director, Manitoba Telecom, Services, Inc., 21(st) Floor,
                                                   333 Main Street, Winnipeg, Manitoba R3C 3V6, since May 1997.
                                                   Director, Shell Canada Limited, 400-4th Avenue S.W.,
                                                   Calgary, Alberta T2P 0J4, Canada, since April 1990.

                                                                 PRESENT PRINCIPAL OCCUPATION OR
                                                               EMPLOYMENT; MATERIAL POSITIONS HELD
                 NAME, AGE AND                                    DURING THE PAST FIVE YEARS AND
            CURRENT BUSINESS ADDRESS                                BUSINESS ADDRESSES THEREOF
------------------------------------------------   ------------------------------------------------------------
Richard J. Harrington, 53                          Director of Thomson since September 1993. President and CEO
The Thomson Corporation                            of Thomson since October 1997. Executive Vice-President of
Metro Center                                       Thomson September 1993 to October 1997. President and Chief
One Station Place                                  Executive Officer, Thomson Newspapers Group, Metro Center,
Stamford, CT 06902                                 One Station Place, Stamford, Connecticut 06902, July 1993 to
USA                                                October 1997. President and Chief Executive Officer, Thomson
                                                   Professional Publishing, Metro Center, One Station Place,
                                                   Stamford, Connecticut 06902, from June 1989 to July 1993.

Roger L. Martin, 43                                Director of Thomson since September, 1999. Dean of the
Rotman School of Management                        Joseph L. Rotman School of Management at the University of
105 St. George Street                              Toronto. Previously a director of Monitor Company from
Toronto, Ontario M5S 3E6                           January, 1996 to September, 1998. Co-head of the Monitor
Canada                                             Company in 1995 and 1996. Director of Celestica Inc., 844
                                                   Don Mills Rd., Toronto, Ontario, since July 1998.

Vance K. Opperman, 54                              Director of Thomson since September 1996. President and CEO
Key Investments Inc.                               of Key Investments Inc., 601 Second Avenue South, Suite
601 Second Avenue South                            5200, Minneapolis, MN 55402, since August 1996. Director;
Suite 5200                                         Chief Executive Officer and General Counsel, MSP
Minneapolis, MN 55402                              Communications, Inc. (magazine publisher) since December
USA                                                1996. President and Chief Operating Officer of West
                                                   Publishing Company ("West") between 1993 and 1996. General
                                                   Counsel of West prior to 1993. Served on West's Board of
                                                   Directors from 1992 to 1996.

David H. Shaffer, 57                               Director of Thomson since August 6, 1998. Chief Operating
The Thomson Corporation                            Officer of Thomson. Executive Vice President of Thomson
Metro Center                                       since May, 1998. Chairman of the Board and Chief Executive
One Station Place                                  Officer of Jostens Learning Corporation from July, 1995 to
Stamford, CT 06902                                 April, 1998, President of Dun & Bradstreet's Official
USA                                                Airline Guides, Inc. (OAG) and Vice Chairman of Thomas Cook
                                                   Travel Inc. President and Chief Executive Officer of
                                                   MacMillan Inc., and Chairman of OAG. Member of Maxwell
                                                   Communications Corporation PLC (MCC) board of directors.
                                                   Currently chairman of the board of T&S Incorporated. Board member and publisher of The Black Book Group. Member of the
                                                   Advisory Board of Kellogg Graduate School of Management at
                                                   Northwestern University, and trustee of the La Jolla Country
                                                   Day School.

David K.R. Thomson, 42                             Director of Thomson since April 1988. Deputy Chairman of
The Woodbridge Company Limited                     Woodbridge since June 1990.
65 Queen Street West
Toronto, Ontario M5H 2M8
Canada

                                                                 PRESENT PRINCIPAL OCCUPATION OR
                                                               EMPLOYMENT; MATERIAL POSITIONS HELD
                 NAME, AGE AND                                    DURING THE PAST FIVE YEARS AND
            CURRENT BUSINESS ADDRESS                                BUSINESS ADDRESSES THEREOF
------------------------------------------------   ------------------------------------------------------------
Richard M. Thomson, 66                             Director of Thomson since October 1984. Retired Chairman and
Toronto-Dominion Bank                              Chief Executive Officer of Toronto Dominion Bank ("TDM"),
Toronto-Dominion Bank Tower, 11th Floor            11th Floor, Toronto-Dominion Bank Tower, Toronto, Ontario
Toronto, Ontario M5K 1A2                           M5K 1A2, Canada since February 1998. Chairman and Chief
Canada                                             Executive Officer of TDM from May 1978 to February 1998.
                                                   Chief Executive Officer of TDM from 1978 to 1997. Director of Canada Pension Plan Investment Board, Toronto. Chairman
                                                   of Canadian Occidental Petroleum Ltd, Calgary. Director of
                                                   CGC Inc., Toronto. Director of INCO Limited, Toronto.
                                                   Director of S.C. Johnson & Son Inc., Racine, Wisconsin.
                                                   Director of Ontario Power Generation Inc., Toronto. Director
                                                   of The Prudential Insurance Company of America, Newark, New
                                                   Jersey.

Peter J. Thomson, 34                               Director of Thomson since January 1995. Deputy Chairman of
The Woodbridge Company Limited                     Woodbridge since February 1995.
65 Queen Street West
Toronto, Ontario M5H 2M8
Canada

David J. Hulland, 49                               Vice-President, Finance of Thomson since September 1999.
The Thomson Corporation                            Vice President, Group Controller, of Thomson, May 1993 to
Metro Center                                       September 1999. Group Controller of Thomson from 1977 to May
One Station Place                                  1993.
Stamford, Connecticut 06902
USA

Martin B. Jones, 48                                Vice President of Thomson since May 1993. Group Treasurer of
The Thomson Corporation                            Thomson since December 1984.
The Quadrangle, First Floor
180 Wardour Street
London WIA 4YG
England

Alan M. Lewis, 62                                  Treasurer of Thomson since May 1979.
The Thomson Corporation
Toronto Dominion Bank Tower, Suite 2706
P.O. Box 24
Toronto-Dominion Centre
Toronto, Ontario M5K 1A1
Canada

                                                                 PRESENT PRINCIPAL OCCUPATION OR
                                                               EMPLOYMENT; MATERIAL POSITIONS HELD
                 NAME, AGE AND                                    DURING THE PAST FIVE YEARS AND
            CURRENT BUSINESS ADDRESS                                BUSINESS ADDRESSES THEREOF
------------------------------------------------   ------------------------------------------------------------
Robert D. Daleo, 51                                Executive Vice President and Chief Financial Officer of
The Thomson Corporation                            Thomson since May, 1999. Executive Vice-President, Finance
Metro Center                                       and Business Development of Thomson from November 1997 to
One Station Place                                  May 1999. Senior Vice President, Finance and Business
Stamford, CT 06902                                 Development of Thomson from January 1997 to October 1997.
USA                                                Senior Vice President and Chief Operating Officer, Thomson
                                                   Newspapers, One Station Place, Metro Center, Stamford, CT
                                                   06902, from January 1996 to December 1997. Senior Vice
                                                   President and Chief Financial Officer, Thomson Newspapers,
                                                   from December 1994 to December 1995. Senior Vice President and General Manager, Sweets Group, McGraw-Hill Company, 1221
                                                   Avenue of the Americas, New York, New York 10020, until
                                                   November 1994.

Michael S. Harris, 50                              Senior Vice President, General Counsel and Secretary of
The Thomson Corporation                            Thomson since May, 1998. Vice President and General Counsel
Metro Center                                       of Thomson Holdings, Inc. ("THI"), Metro Center, One Station
One Station Place                                  Place, Stamford, CT 06902, since June 1993. Assistant
Stamford, CT 06902                                 Secretary and Assistant General Counsel of THI from May 1989
USA                                                to June 1993. Vice President, Secretary and Director of
                                                   Purchaser since May, 2000.

Robert Christie, 46                                Executive Vice President of Thomson since March 2000. Senior
Thomson Learning                                   Vice President of Thomson from October 1998 to March 2000.
290 Harbor Drive                                   President and Chief Officer of Thomson Learning Group since
Stamford, CT 06902                                 February, 1998. President and Chief Executive Officer of
USA                                                Thomson & Thomson, 500 Victory Road, North Quincy, MA, from
                                                   November 1996 to February 1998. President of Higher
                                                   Education Division, McGraw Hill Company, from August, 1994 to October, 1996.

Stuart M. Garner, 55                               Senior Vice President of Thomson since October 1998.
Thomson Newspapers Inc.                            President and Chief Executive Officer of Thomson Newspapers
2 Harbor Drive                                     Inc. since May, 1997.
Stamford, CT 06902
USA

Brian H. Hall, 52                                  Executive Vice President of Thomson since March 2000. Senior
Thomson Legal and Regulatory                       Vice President of Thomson from October 1998 to March 2000.
610 Opperman Drive                                 President and Chief Executive Officer of West Group from
Eagan, MN 55123                                    1996 to February 1999. President and Chief Executive Officer
USA                                                of Thomson Legal and Regulatory Group since February, 1999.
                                                   Formerly President and Chief Executive Officer of Thomson
                                                   Legal Publishing from 1995 to 1996.

                                                                 PRESENT PRINCIPAL OCCUPATION OR
                                                               EMPLOYMENT; MATERIAL POSITIONS HELD
                 NAME, AGE AND                                    DURING THE PAST FIVE YEARS AND
            CURRENT BUSINESS ADDRESS                                BUSINESS ADDRESSES THEREOF
------------------------------------------------   ------------------------------------------------------------
Patrick J. Tierney, 54                             Executive Vice President of Thomson since March 2000. Senior
Thomson Financial                                  Vice President of Thomson from October 1998 to March 2000.
Metro Center                                       President and Chief Executive Officer of Thomson Financial
One Station Place                                  since November 1999. President and Chief Executive Officer
Stamford, CT 069402                                of Thomson's Reference, Scientific, and Healthcare Group
USA                                                from January 1997 to November 1999. Prior to joining
                                                   Thomson, President and Chief Executive Officer of Knight
                                                   Ridder Financial. President and Treasurer of Purchaser since
                                                   May, 2000.

Ronald H. Schlosser, 51                            Executive Vice President of Thomson since March 2000.
Thomson Scientific, Reference & Healthcare         President and Chief Executive Officer of Thomson's
Metro Center                                       Reference, Scientific and Healthcare Group since January
One Station Place                                  2000. President of Thomson Financial Publishing Group August
Stamford, CT 06902                                 1995 to December 1999.
USA

Theron S. Hoffman, 53                              Executive Vice President, Human Resources of Thomson since
The Thomson Corporation                            May, 1998. Senior Vice-President of Human Resources and
Metro Center                                       Services for General Reinsurance Corporation from 1991 to
One Station Place                                  April 1998. Trustee of the Yale-China Association.
Stamford, CT 06902
USA

John Kechejian, 53                                 Vice President, Investor Relations of Thomson since June
The Thomson Corporation                            1997. Vice President, Investor Relations of Asea Brown
Metro Center                                       Boveri from September 1971 to June 1997.
One Station Place
Stamford, CT 06902
USA

Joseph J. G. M. Vermeer, 54                        Vice President, Director of Taxes of Thomson since January
The Thomson Corporation                            1995. Partner in Peat Marwick Thorne, 40 King Street West,
Metro Center                                       Toronto, Ontario, Canada from 1977 to December 31, 1994.
One Station Place
Stamford, CT 06902
USA

Janey Loyd, 47                                     Vice President, Corporate Communications of Thomson since
The Thomson Corporation                            May 2000, Director of Corporate Communications of Thomson
Metro Center                                       from October 1999 to May 2000. Vice President, Marketing
One Station Place                                  Communications of LAI Worldwide from January 1998 to
Stamford, CT 06902                                 September 1999. Vice President, Business Development and
USA                                                Communications of TAM Brands Inc. from 1991 to September
                                                   1999.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name, age, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. All directors and officers are citizens of the United States. Unless otherwise indicated, the current business address of each person is Marquee Acquisition Corporation, Metro Center, One Station Place, Stamford, Connecticut 06902. Each occupation set forth opposite an individual's name refers to employment with Purchaser, unless otherwise noted.

                                                        PRESENT PRINCIPAL OCCUPATION OR
                                                      EMPLOYMENT; MATERIAL POSITIONS HELD
              NAME, AGE AND                              DURING THE PAST FIVE YEARS AND
         CURRENT BUSINESS ADDRESS                          BUSINESS ADDRESSES THEREOF
------------------------------------------  --------------------------------------------------------
Patrick J. Tierney, 54                      President and Treasurer of Purchaser since May, 2000.
Thomson Financial                           Executive Vice President of Thomson since March 2000.
Metro Center                                Senior Vice President of Thomson from October 1998 to
One Station Place                           March 2000. President and Chief Executive Officer of
Stamford, CT 06902                          Thomson Financial since November 1999. President and
USA                                         Chief Executive Officer of Thomson's Reference,
                                            Scientific, and Healthcare Group from January 1997 to
                                            November 1999. Prior to joining Thomson, President and
                                            Chief Executive Office of Knight Ridder Financial.

Michael S. Harris, 50                       Vice President, Secretary and Director of Purchaser
The Thomson Corporation                     since May, 2000. Senior Vice President, General Counsel
Metro Center                                and Secretary of Thomson since May, 1998. Vice President
One Station Place                           and General Counsel of Thomson Holdings, Inc. ("THI"),
Stamford, CT 06902                          Metro Center, One Station Place, Stamford, CT 06902,
USA                                         since June 1993. Assistant Secretary and Assistant
                                            General Counsel of THI from May 1989 to June 1993.

                    The Information Agent for the Offer is:

                                     [LOGO]

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                 BANKS AND BROKERS CALL COLLECT: (212) 750-5833
                   ALL OTHERS CALL TOLL FREE: (888) 750-5834

                      THE DEALER MANAGER FOR THE OFFER IS:

                           MORGAN STANLEY DEAN WITTER
                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway
                            New York, New York 10036
                                 (212) 761-6051